Table of Contents

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 23, 2024

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Auddia Inc.

28,301,886 Shares of Common Stock

By this offering circular (the “Offering Circular”), Auddia Inc., a Delaware corporation, is offering on a “best-efforts” basis a maximum of 28,301,886 shares of its common stock, par value $0.001 per share (the “Offered Shares”), at a fixed price of $1.40 to $2.65 per share (to be fixed by post-qualification supplement), pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). There is no minimum purchase requirement for investors in this offering.

This offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. None of the proceeds received will be placed in an escrow or trust account. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 8, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of SEC qualification; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) one year from the date of SEC qualification, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

	Number of Shares	Price to Public(1)	Commissions(2)	Proceeds to Company(3)
Per Share:	–	$2.65	$0	$1.57
Total Minimum:	0	$0	$0	$0
Total Maximum:	28,301,886	$74,999,997.90	$0	$74,999,997.90

(1)	Assumes a public offering price of $2.65, which represents the high end of the offering price range of $1.40 to $2.65 per share

(2)	We may also offer the Offer Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(3)	Does not account for the payment of expenses of this offering estimated at $525,000. See “Plan of Distribution.”

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “AUUD.” On August 22, 2024, the last reported sale price of our common stock was $1.10 per share.

Investing in the Offered Shares is speculative and involves substantial risks. You should purchase Offered Shares only if you can afford a complete loss of your investment. See “Risk Factors”, beginning on page 8, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to “Qualified Purchasers” on page 18. Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _______________, 2024.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Offering Circular and the documents incorporated by reference in this Offering Circular, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our product candidates, research and development, commercialization objectives, prospects, strategies, the industry in which we operate and potential collaborations. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Offering Circular may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this Offering Circular. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this Offering Circular, the documents incorporated by reference in this Offering Circular, and the documents that we reference in this Offering Circular and have filed with the SEC as exhibits to this Offering Circular with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this Offering Circular.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this Offering Circular. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained (or incorporated by reference) in this Offering Circular, those results may not be indicative of results in subsequent periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under “Risk Factors” and elsewhere in this Offering Circular. The factors set forth below under “Risk Factors” and other cautionary statements made in this Offering Circular should be read and understood as being applicable to all related forward-looking statements wherever they appear in this Offering Circular. The forward-looking statements contained in this Offering Circular represent our judgment as of the date of this Offering Circular. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this Offering Circular.

You should read this Offering Circular, the documents incorporated by reference in this Offering Circular, and the documents that we reference in this Offering Circular and have filed as exhibits to this Offering Circular completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the section entitled “Risk Factors,” included elsewhere in this Offering Circular and the documents incorporated by reference as listed in the “Incorporation of Certain Information by Reference” section of this Offering Circular. Except as otherwise indicated herein or as the context otherwise requires, references in this Offering Circular and the documents incorporated by reference in this Offering Circular to “Auddia,” “the Company,” “we,” “us” and “our” refer to Auddia Inc.

Overview

Auddia is a technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia is leveraging these technologies within its industry-first audio Superapp, faidr (previously known as the Auddia App).

faidr gives consumers the opportunity to listen to any AM/FM radio station with commercial breaks replaced with personalized audio content, including popular and new music, news, and weather. The faidr app represents the first-time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts – also with ads removed or easily skipped by listeners – as well as exclusive content, branded faidrRadio, which includes new artist discovery, curated music stations, and Music Casts. Music Casts are unique to faidr. Hosts and DJs can combine on-demand talk segments with dynamic music streaming, which allows users to hear podcasts with full music track plays embedded in the episodes.

Auddia has also developed a differentiated podcasting capability with ad-reduction features and also provides a unique suite of tools that helps podcasters create additional digital content for their podcast episodes as well as plan their episodes, build their brand, and monetize their content with new content distribution channels. This podcasting feature also gives users the ability to go deeper into the stories through supplemental, digital content, and eventually comment and contribute their own content to episode feeds.

The combination of AM/FM streaming and podcasting, with Auddia’s unique, technology-driven differentiators, addresses large and rapidly growing audiences.

The Company has developed its AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and is learning the differences between all other content to include weather reports, traffic, news, sports, DJ conversation, etc. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

The Company is leveraging this technology platform within its premium AM/FM radio listening experience through the faidr App. The faidr App is intended to be downloaded by consumers who will pay a subscription fee in order to listen to any streaming AM/FM radio station and podcasts, all with commercial interruptions removed from the listening experience, in addition to the faidrRadio exclusive content offerings. Advanced features will allow consumers to skip any content heard on the station and request audio content on-demand. We believe the faidr App represents a significant differentiated audio streaming product, or Superapp, that will be the first to come to market since the emergence of popular streaming music apps such as Pandora, Spotify, Apple Music, Amazon Music, etc. We believe that the most significant point of differentiation is that in addition to ad-free AM/FM streaming and ad-reduced podcasts, the faidr App is intended to deliver non-music content that includes local sports, news, weather, traffic and the discovery of new music alongside exclusive programming. No other audio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

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The Company launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the App. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, the Company added faidrRadio, Auddia’s exclusive content offerings, to the app. Podcasts (standard) were added to the app for the iOS version before the end of Q1 2023 as planned and added to the Android app in May of 2023. Podcast functionality will continue to be enhanced through 2024, including the deployment of the Company’s ad-reduction technology.

The Company also developed a testbed differentiated podcasting capability called Vodacast, which leveraged technologies and proven product concepts to differentiate its podcasts offering from other competitors in the radio-streaming product category.

With podcasting growing and predicted to grow at a rapid rate, the Vodacast podcast platform was conceptualized to fill a void in the emerging audio media space. The platform was built to become the preferred podcasting solution for podcasters by enabling them to deliver digital content feeds that match the audio of their podcast episodes, and by enabling podcasters to make additional revenue from new digital advertising channels, subscription channels, on-demand fees for exclusive content, and through direct donations from their listeners. Throughout 2023, Auddia has been migrating their podcasting capabilities into the flagship faidr app with the intention to sunset the Vodacast platform and instead bring the advanced podcasting functionality that was found on Vodacast into faidr as part of the overall strategy to build a single audio Superapp. This includes Auddia’s new podcast ad-reduction technology.

Today, podcasters do not have a preference as to where their listeners access their episodes, as virtually all listening options (mobile apps and web players) deliver only their podcast audio. By creating significant differentiation on which they can make net new and higher margin revenue, we believe that podcasters will promote faidr to their listeners, thus creating a powerful, organic marketing dynamic.

One innovative and proprietary part of Auddia’s podcast capabilities, originally presented on their Vodacast differentiated podcasting capability, is the availability of tools to create and distribute an interactive digital feed, which supplements podcast episode audio with additional digital. These content feeds allow podcasters to tell deeper stories to their listeners while giving podcasters access to digital revenue for the first time. Podcasters will be able to build these interactive feeds using The Podcast Hub, a content management system that was originally developed and trialed as part of Auddia’s Vodacast platform, which also serves as a tool to plan and manage podcast episodes. The digital feed activates a new digital ad channel that turns every audio ad into a direct-response, relevant-to-the-story, digital ad, increasing the effectiveness and value of their established audio ad model. The feed also presents a richer listening experience, as any element of a podcast episode can be supplemented with images, videos, text and web links. This feed will appear fully synchronized in the faidr mobile App, and it also can be hosted and accessed independently (e.g., through any browser), making the content feed universally distributable.

Over time, users will be able to comment, and podcasters will be able to grant some users publishing rights to add content directly into the feed on their behalf. This will create another first for podcasting, a dialog between creator and fan, synchronized to the episode content. The interactive feed for podcasts has been developed and tested on Vodacast and is expected to be another differentiator added into faidr for podcast listeners later in 2024.

The podcast capabilities within faidr will also introduce a unique and industry first multi-channel, highly flexible set of revenue channels that podcasters can activate in combination to allow listeners to choose how they want to consume and pay for content. “Flex Revenue” allows podcasters to continue to run their standard audio ad model and complement those ads with direct response enabled digital ads in each episode content feed, increasing the value of advertising on any podcast. “Flex Revenue” will also activate subscriptions, on-demand fees for content (e.g., listen without audio ads for a micro payment fee) and direct donations from listeners. Using these channels in combination, podcasters can maximize revenue generation and exercise higher margin monetization models, beyond basic audio advertising. “Flex Revenue” and the initial inclusion of the new revenue channels that come with it will be added to podcasting in the faidr app, and the first elements of this new monetization capability is expected to be commercially available in 2024, beginning with subscription plans to access ad-reduction in podcasts.

The faidr mobile App is available today through the iOS and Android App stores.

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Recent Developments

Replacement Equity Line with White Lion

On August 20, 2024, we closed on a sale of Common Stock under the White Lion Purchase Agreement. We issued an aggregate of 1,650,000 common shares and received aggregate proceeds of approximately $2.0 million.

Private Placement of Preferred Stock and Common Warrants

On April 23, 2024, we entered into the 2024 SPA with the Selling Stockholders for a convertible preferred stock and warrants financing. At the closing, we issued 2,314 shares of Series B Convertible Preferred Stock at a purchase price of $1,000 per share of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is convertible into common stock at an initial conversion price of $1.851 per share of common stock. The Company also issued the Common Warrants exercisable for 1,250,137 shares of common stock with a five-year term.

The Common Warrants are immediately exercisable for $1.851 per share of common stock, subject to certain adjustments, including with respect to stock dividends, splits, subsequent rights offerings, pro rata distributions and a Fundamental Transaction (as defined in the Common Warrant) and until the fifth anniversary of the original issuance date (the “Expiration Date”). The exercise of the Warrants are subject to beneficial ownership limitations.

In connection with the PIPE Offering, we entered into a Registration Rights Agreement with the Purchasers, dated April 23, 2024 (the “Registration Rights Agreement”). The Registration Rights Agreement provides that we shall file a registration statement covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) with the SEC no later than the 30th calendar day following the date of the Registration Rights Agreement, and have the registration statement declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than the 60th calendar day following the date of the Registration Rights Agreement.

On May 23, 2024, the Company filed a registration statement with the SEC registering up to 5,905,898 shares of common stock in connection with the PIPE Offering.

Mergers and Acquisitions Strategy

We are exploring various merger and acquisition options as part of a broader strategy which aims to scale the business more rapidly; accelerate user adoption and subscriber growth; enter new markets (international); and open new pathways toward raising capital. The overall strategy focuses on three areas: (1) acquiring users of a radio-streaming app, (2) bringing our proprietary ad-free products to that the acquired userbase to generate significant subscription revenue, and (3) bringing together other differentiated features into the larger audio Superapp platform.

RFM Acquisition

On January 26, 2024, we entered into a Purchase Agreement (the “RFM Purchase Agreement”), pursuant to which we agreed to acquire RadioFM (the “RFM Acquisition”), which is currently a component of both AppSmartz and RadioFM (partnerships under common control). The aggregate consideration for the RFM Acquisition is $13,000,000 (plus $2,000,000 in contingent consideration if certain post-close milestones are reached), in addition to the assumption of certain liabilities, as may be adjusted pursuant to the terms of the RFM Purchase Agreement.

In March 2024, the parties mutually agreed to terminate the RFM Purchase Agreement.

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Reverse Share Split

We filed an amendment to our Certificate of Incorporation with the Secretary of State in Delaware which became effective as of 5:00 P.M. Eastern Time on February 26, 2024. As a result, every twenty-five (25) issued shares of common stock were automatically combined into one share of common stock.

Shares of our common stock were assigned a new CUSIP number (05072K 206) and began trading on a split-adjusted basis on February 27, 2024.

The reverse stock split did not change the authorized number of shares of our common stock. No fractional shares were issued and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. Therefore, stockholders with less than 25 shares received one share of stock.

The reverse stock split applied to our outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and our equity incentive plans.

Going Concern Opinion

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2023 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

The Company secured approximately $9.2 million in additional financing year-to-date through August 20, 2024, which enabled us to pay down $2.75 million in connection with the Secured Bridge Notes and will only be sufficient to fund our current operating plans into the first quarter of 2025. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Our Corporate Information

We were originally formed as Clip Interactive, LLC in January 2012, as a limited liability company under the laws of the State of Colorado. Immediately prior to our initial public offering in February 2021, we converted into a Delaware corporation pursuant to a statutory conversion and were renamed Auddia Inc.

Our principal executive offices are located at 1680 38th Street, Suite 130, Boulder, CO 80301. Our main telephone number is (303) 219-9771. Our internet website is www.auddia.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this Offering Circular.

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Offering Summary

Securities Offered	The Offered Shares, 28,301,886 shares of common stock, are being offered by the Company in a “best-efforts” offering.

Offering Price Per Share	$1.40 to $2.65 per Offered Share (to be fixed by post-qualification supplement).

Shares Outstanding Before This Offering	4,444,196 shares of common stock issued and outstanding as of August 22, 2024.

Shares Outstanding After This Offering	32,746,082 shares of common stock issued and outstanding, assuming all of the Offered Shares are sold hereunder.

Minimum Number of Shares to Be Sold in This Offering	None

Investor Suitability Standards	The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Market for our Common Stock	Our common stock is listed on Nasdaq under the symbol “AUUD.”

Termination of this Offering	This offering will terminate at the earliest of (a) the date on which all of the Offered Shares have been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Use of Proceeds	We intend to use the net proceeds from this offering to build out and complete our product offerings, expand our sales and marketing efforts, fund acquisitions and other working capital and general corporate purposes. See “Use of Proceeds”.

Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Closing

We may undertake one or more closings on a rolling basis. You may not subscribe to this offering prior to the date offering statement of which this offering circular forms a part is qualified by the SEC. Before such date, you may only make non-binding indications of your interest to purchase securities in the offering. For any subscription agreements received after such date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. We intend to conduct the initial closing on a date based on the number of investors with funds in escrow that have cleared the requisite background checks and the total amount of funds confirmed pending an initial closing (although no minimum amount of funds is required to conduct an initial closing).

Following the initial closing of this offering, we expect to have several subsequent closings of this offering until the maximum offering amount is raised or the offering is terminated. An investor’s subscription is binding and irrevocable and investors will not have the right to withdraw their subscription or receive a return of funds prior to the next closing unless we reject the investor’s subscription. You will receive a confirmation of your purchase promptly following the closing in which you participate.

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The number of shares outstanding after this offering is based on 4,444,196 shares of our common stock outstanding as of August 22, 2024, and excludes:

•	8,929 shares of our common stock reserved for issuance under outstanding stock options granted under our 2013 Equity Incentive Plan,
•	10,990 shares of our common stock reserved for issuance under outstanding restricted stock units granted under our 2020 Equity Incentive Plan,
•	39,632 shares of our common stock reserved for issuance under outstanding stock options granted under our 2020 Equity Incentive Plan,
•	103,308 shares of our common stock reserved for future grant under our 2020 Equity Incentive Plan,
•	32,150 shares of our common stock reserved for issuance under outstanding stock options and outstanding RSUs granted as employment inducement awards to four of our former and current executives outside of our 2013 and 2020 Equity Incentive Plans,
•	1,026,674 shares of common stock reserved for issuance upon the exercise of outstanding common stock warrants,
•	139,956 shares of common stock reserved for issuance upon the exercise of our publicly traded outstanding Series A Warrants,
•	1,250,137 shares of common stock reserved for issuance upon the exercise of warrants sold in a private placement,
•	12,774 shares of common stock reserved for issuance upon the exercise of an outstanding IPO underwriter representative common stock warrant, and
•	Up to 3,515,263 shares or $3,141,917 of common stock that may be sold in the future by the Company to While Lion pursuant to the Equity Line Purchase Agreement.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Exchange Act. Our continuing reporting obligations under Regulation A are deemed to be satisfied as long as we comply with our Section 13(a) reporting requirements.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

Summary of Risk Factors

The following is a short description of the risks and uncertainties you should carefully consider in evaluating our business and us which are more fully described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Form 10-K”), which report is incorporated by reference in this offering circular. The factors listed below and in the annual report and quarterly reports, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks related to our financial position and need for additional capital

•	Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.
•	We have incurred significant net losses since inception and anticipate that we will continue to incur net losses for the foreseeable future and may never achieve or maintain profitability.
•	We will need additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this capital when needed may force us to delay, limit or terminate our product development efforts or other operations.
•	Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies and product candidates.
•	We have generated historical revenue from our mobile app platform for radio stations, but future revenue growth is dependent on new software services.
•	Our limited operating history of our current business plan may make it difficult for investors to evaluate the success of our business to date and to assess our future viability.
•	We have identified material weaknesses in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations, which could have a material adverse effect on our business and securities prices.
•	If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business.

Risks related to the development of our products

•	Our subscription revenue margins and our freedom to operate our faidr radio platform rely on continuity of the established music licensing framework.
•	Our faidr platform will rely on the established “personal use exemption” which allows individuals to record content for time-shifting purposes.
•	If we are unable to obtain and maintain patent protection for our products and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and product candidates similar or identical to ours, and our ability to successfully commercialize our products and product candidates may be adversely affected.
•	Real or perceived errors, failures or bugs in our platform or products could materially and adversely affect our operating results and growth prospects.

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Risks related to our business operations

•	Our recently announced growth strategy includes seeking acquisitions of other companies or assets in our industry sector. We may not be successful in identifying, making and integrating business or asset acquisitions, if any, in the future.
•	Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.
•	If we are unable to manage expected growth in the scale and complexity of our operations, our performance may suffer.
•	Any cybersecurity-related attack, significant data breach or disruption of the information technology systems or networks on which we rely could negatively affect our business.
•	Changing regulations and increased awareness relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and harm our brand.
•	Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand, our business and operating results may be harmed. Moreover, our brand and reputation could be harmed if we were to experience significant negative publicity.
•	Enacted and future legislation may increase the difficulty and cost for us to commercialize our product candidates and may affect the prices we may set.
•	We may be subject to litigation, disputes or regulatory inquiries for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively affect our business.

Risks related to our intellectual property

•	Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, cyberattack, data security breaches or terrorism.
•	Any failure to protect our intellectual property rights could impair our business.
•	If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our business could be adversely affected.
•	Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

Risks related to ownership of common stock

•	A significant portion of our total outstanding shares are eligible for sale into the public market. Substantial sales of our shares into the public market could cause the market price of our common stock to drop significantly, even if our business is performing well.
•	The issuance of common stock pursuant to our equity line facility may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by our equity line provider could cause the price of our common stock to decline.
•	The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for investors in our securities.
•	If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.
•	We may not be able to continue our current listing of our common stock on the Nasdaq Capital Market. A delisting of our common stock from Nasdaq could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.
•	We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.
•	We continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
•	Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
•	Provisions in our corporate charter and our bylaws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
•	Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
•	Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for such disputes with us or our directors, officers or employees.

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Risks Relating to this Offering and Ownership of Our Securities

Purchasers in the offering will suffer immediate dilution.

If you purchase Offered Shares in this offering, the value of your shares based on our pro forma net tangible book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At an assumed public offering price of $2.65 per share, which represents the high end of the offering price range herein, purchasers of common stock in this offering will experience immediate dilution of approximately $0.26 per share, representing the difference between the assumed public offering price per share in this offering and our pro forma as adjusted net tangible book value per share as of June 30, 2024, after giving effect to the Pro Forma Adjustments (as defined herein), this offering, and after deducting estimated offering expenses payable by us. See “Dilution.”

You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.

In addition, we may engage in one or more potential acquisitions in the future, which could involve issuing our common stock as some or all of the consideration payable by us to complete such acquisitions. If we issue common stock or securities linked to our common stock, the newly issued securities may have a dilutive effect on the interests of the holders of our common stock. Additionally, future sales of newly issued shares used to effect an acquisition could depress the market price of our common stock.

This is a “best efforts” offering; no minimum amount of Offered Shares is required to be sold, and we may not raise the amount of capital we believe is required for our business.

There is no required minimum number of Offered Shares that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this Offering Circular. We may sell fewer than all of the Offered Shares offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Offered Shares sufficient to pursue the business goals outlined in this Offering Circular. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of the Offered Shares offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of Offered Shares under this offering, together with our existing cash, to build out the product platforms, expand our sales and marketing efforts, and for general and administration expenses and other general corporate purposes. We have not reserved or allocated specific amounts for any of these purposes and we cannot specify with certainty how we will use the net proceeds. See “Use of Proceeds”. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value.

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Risks related to Financial, Operational, Commercial and Manufacturing matters

Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our past working capital deficiency, stockholders’ deficit and recurring losses from operations raised substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2023 with respect to this uncertainty. Our existing cash of $804,556 at December 31, 2023. The Company secured approximately $9.2 million in additional financing year-to-date through August 20, 2024, which enabled us to pay down $2.75 million in connection with the Secured Bridge Notes and will only be sufficient to fund our current operating plans into the first quarter of 2025. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

We may not be able to continue our current listing of our common stock on the Nasdaq Capital Market. A delisting of our common stock from Nasdaq could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.

We may not be able to satisfy the requirements for the continued listing of our common stock on Nasdaq.

In particular, the Nasdaq listing rules require listed securities to maintain a minimum bid price of $1.00 per share. As previously reported in our Current Report on Form 8-K filed on November 28, 2023, we received a written notice from Nasdaq indicating that we were was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing. As a result, the Nasdaq staff determined to delist our Common Stock from Nasdaq, unless we timely requests an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Our hearing with the Panel occurred on January 18, 2024.

On November 21, 2023, we received a written notice from Nasdaq indicating that we are not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Requirement”). In its quarterly report on Form 10-Q for the period ended September 30, 2023, we reported stockholders’ equity of $2,415,012, and, as a result, do not currently satisfy Listing Rule 5550(b)(1). Nasdaq’s November written notice has no immediate impact on the listing of our common stock. Our hearing with the Panel occurred on January 18, 2024. The hearing addressed all outstanding listing compliance matters, including compliance with the Stockholders’ Equity Notice as well as compliance with the Bid Price Requirement.

On January 30, 2024, the Panel granted our request for an exception to the Exchange’s listing rules until April 22, 2024, to demonstrate with all applicable continued listing requirements for the Nasdaq Capital Market.

On March 20, 2024, we received a letter from Nasdaq stating we had regained compliance with the minimum bid requirement. The Panel reminded us that although we regained compliance with the minimum bid requirement, we are also required to regain compliance with the equity requirement. Therefore, this matter will remain open until we demonstrate compliance with all requirements.

On April 16, 2024, the Company received a letter from Nasdaq granting an exception to the Exchange’s listing rules until May 20, 2024, to demonstrate compliance with Listing Rule 5550(b)(1) (the “Equity Rule”.)

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On May 24, 2024, the Company received a letter from Nasdaq indicating that the Company has regained compliance with the equity requirement in Listing rule 5550(b) (1) (the Equity Rule”.) The Company will be subject to a Mandatory Panel Monitor for a period of one year from the date of the letter in accordance with application of Listing Rule 5815(d)(4)(B).

If our common stock is delisted by Nasdaq, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

If our common stock is delisted by Nasdaq, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of June 30, 2024, was $1,691,100, or $0.61 per share of common stock based on 2,794,196 shares of common stock outstanding as of June 30, 2024. Historical net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets and Deferred Offering costs, and dividing this amount by the number of shares of common stock outstanding as of such date.

After giving effect to (i) the issuance of 1,650,000 shares of our common stock for $2,005,575 subsequent to June 30, 2024 (the “Pro Forma Adjustments”), our pro forma net tangible book value would have been approximately $3,696,675, or $0.83 per share.

After giving further effect to the assumed sale by us of the Offered Shares at an assumed public offering price of $2.65 per share (which represents the high end of the offering price range herein), and after deducting estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2024 would have been approximately $78,171,673 or $2.39 per share of common stock. This represents an immediate increase in the net tangible book value of $1.56 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $0.26 per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share	$2.65
Historical net tangible book value per share as of June 30, 2024	$0.61
Increase in net tangible book value per share attributable to the Pro Forma Adjustments	$0.23
Pro forma net tangible book value per share as of June 30, 2024	$0.83
Increase in pro forma net tangible book value per share attributable to this offering	$1.56
Pro forma as adjusted net tangible book value per share as of June 30, 2024 after giving effect to this offering	$2.39
Dilution per share to purchasers of Offered Shares in this offering	$0.26

A $1.00 increase in the assumed public offering price of $2.65 per Offered Share, would increase the pro forma as adjusted net tangible book value per share by $2.30, and increase dilution to new investors by $0.52 per share, in each case assuming that the number of Offered Shares offered by us, as set forth on the cover page of this Offering Circular, remains the same and after deducting estimated offering expenses payable by us.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our Offered Shares and other terms of this offering determined at pricing.

The number of shares outstanding after this offering is based on 2,794,196 shares of our common stock outstanding as of June 30, 2024, and excludes:

•	9,476 shares of our common stock reserved for issuance under outstanding stock options granted under our 2013 Equity Incentive Plan,
•	10,990 shares of our common stock reserved for issuance under outstanding restricted stock units granted under our 2020 Equity Incentive Plan,
•	39,632 shares of our common stock reserved for issuance under outstanding stock options granted under our 2020 Equity Incentive Plan,
•	103,308 shares of our common stock reserved for future grant under our 2020 Equity Incentive Plan,
•	32,150 shares of our common stock reserved for issuance under outstanding stock options and outstanding RSUs granted as employment inducement awards to four of our former and current executives outside of our 2013 and 2020 Equity Incentive Plans,
•	64,154 shares of common stock reserved for issuance upon the exercise of outstanding common stock warrants,
•	139,956 shares of common stock reserved for issuance upon the exercise of our publicly traded outstanding Series A Warrants,
•	1,250,137 shares of common stock reserved for issuance upon the exercise of warrants sold in a private placement,
•	12,774 shares of common stock reserved for issuance upon the exercise of an outstanding IPO underwriter representative common stock warrant, and
•	Up to 5,165,263 shares or $5,147,492 of common stock that may be sold in the future by the Company to While Lion pursuant to the Equity Line Purchase Agreement.

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at an assumed per share price of $2.65, which represents the high end of the offering price range herein. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	7,075,472	14,150,943	21,226,415	28,301,886
Gross proceeds	$18,750,000.80	$37,499,998.95	$56,249,999.75	$74,999,997.90
Offering expenses (1)	(187,500)	(337,500)	(450,000)	(525,000)
Net proceeds	$18,562,500.80	$37,162,498.95	$55,799,999.75	$74,474,997.90

(1)	Represents placement agent fees, legal and accounting fees and expenses and out-of-pocket costs of escrow and clearing agent (See “Plan of Distribution”).

We intend to use the net proceeds from this offering for working capital and other general corporate purposes.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

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PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 28,301,886 Offered Shares on a “best-efforts” basis, at a fixed price of $2.65, which represents the high end of the offering price range of $1.40 to $2.65 per share (to be fixed by post-qualification supplement). There is no minimum purchase requirement for investors in this offering. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the section entitled “Use of Proceeds” of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Executive Chairman, Jeffery Thramann. Mr. Thramann will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Thramann is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Exchange Act. In particular, Mr. Thramann:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:
•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 3.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 3.0% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. Thramann at jeff@thramann.com; all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described in the subscription agreement included in the delivered information, which are:

•	Electronically execute and deliver to us a subscription agreement; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

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Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Conditioned upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of the Company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards.

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”.

“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Issuance of Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Listing of Offered Shares

The Offered Shares will be listed on The Nasdaq Capital Market under the symbol “AUUD.”

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DESCRIPTION OF SECURITIES

The following description is intended as a summary of our certificate of incorporation (which we refer to as our “charter”) and our bylaws, each of which is filed as an exhibit to the Offering Circular, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

We have two classes of securities registered under Section 12 of the Exchange Act. Our shares of common stock are listed on The Nasdaq Stock Market under the trading symbol “AUUD.” Our Series A Warrants are listed on the Nasdaq Stock Market under the trading symbol “AUUDW.”

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred stock

Our board will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Series A Preferred Stock

On November 10, 2023, we entered into a securities purchase agreement with Jeffrey Thramann, our Executive Chairman, pursuant to which we issued and sold one (1) share of our newly designated Series A Preferred Stock for an aggregate purchase price of $1,000.

The share of Series A Preferred Stock will have 30,000,000 votes and will vote together with the outstanding shares of our common stock as a single class exclusively with respect to any proposal to amend our Certificate of Incorporation to effect a reverse stock split of our common stock. The share of Series A Preferred Stock will be voted, without action by the holder, on any such reverse stock split proposal in the same proportion as shares of common stock are voted on such proposal (excluding any shares of common stock that are not voted).

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On December 29, 2023, we redeemed the one outstanding share of Series A Preferred Stock in accordance with its terms. The redemption price was $1,000. No Series A Preferred Stock remains outstanding.

The Series A Preferred Stock otherwise has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The share of Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The share of Series A Preferred Stock has no rights with respect to any distribution of our assets, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up, whether voluntarily or involuntarily. The holder of the Share of Series A Preferred Stock will not be entitled to receive dividends of any kind. The share of Series A Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by our board in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing a reverse stock split. Upon such redemption, the holder of the Series A Preferred Stock will receive consideration of $1,000.00 in cash.

Series B Convertible Preferred Stock

On April 23, 2024, we entered into a securities purchase agreement with accredited investors, pursuant to which we issued and sold 2,314 shares of our newly designated Series B Convertible Preferred Stock for an aggregate purchase price of $2,314,000.

Holders of the Series B Convertible Preferred Stock will be entitled to dividends in the amount of 10% per annum, payable quarterly. We have the option to pay dividends on the Series B Convertible Preferred Stock in additional shares of common stock. If we elect to pay in the form of common stock, the number of dividend shares to be issued shall be calculated by using a “Dividend Conversion Price” equal to the lower of (i) the then applicable Conversion Price (as defined in the Certificate of Designations) as in effect on the applicable dividend date, or (ii) 90% of the lowest volume-weighted average price (“VWAP”) of the common stock during the five (5) consecutive trading day period ending and including the trading day immediately preceding the applicable dividend date. We also have the option to cumulate or “capitalize” the dividends, in which case the accrued dividend amount shall be added to the stated value of each share of Series B Convertible Preferred Stock.

The stated value of each share of Series B Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series B Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $1.851 per share of common stock. The Series B Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder. The Series B Convertible Preferred Stock may also be converted into shares of common stock at our option if the closing price of the common stock exceeds 300% of the Conversion Price for 20 consecutive trading days.

The Conversion Price of the Series B Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”) Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

The Series B Convertible Preferred Stock has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The stated value of each share of Series B Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series B Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $1.851 per share of common stock. The Series B Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder.

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The Conversion Price of the Series B Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”) Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

The Certificate of Designations contains customary events of default, or “Triggering Events”, including, among others, (i) certain events of bankruptcy, insolvency or reorganization; (ii) failure to comply with the listing rules of Nasdaq; (iii) certain breaches of the transaction agreements related to this financing; and (iv) any of the shares of the Series B Convertible Preferred Stock remaining outstanding on or after April 23, 2026.

Upon the occurrence of a Triggering Event, (i) the dividend rate on the Series B Convertible Preferred Stock will increase to 18%, and (ii) the Conversion Price then in effect will be adjusted to an “Alternate Conversion Price” equal to the lowest of (i) the applicable Conversion Price as then in effect, and (ii) the greater of (x) the “Floor Price” of $0.3702 and (y) 80% of the lowest VWAP of the common stock during the five (5) consecutive trading day period immediately preceding the delivery or deemed delivery of the applicable conversion notice.

At any time, we shall have the right to redeem all, but not less than all, of the Series B Convertible Preferred Shares then outstanding in cash at a 25% redemption premium to the greater of (i) the face value of our common stock underlying the Series B Convertible Preferred Shares and (ii) the equity value of our common stock underlying the Series B Convertible Preferred Shares. The equity value of our common stock underlying the Series B Convertible Preferred Shares is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding the date we notify the holders of our election to redeem and the date we make the entire payment required.

Upon our liquidation, dissolution or winding up, holders of Series B Convertible Preferred Stock shall be entitled to receive in cash out of our assets, before any amount shall be paid to the holders of any of shares of common stock, an amount per shares of Series B Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the applicable liquidation value and (B) the amount per share such holder would receive if such holder converted such share of Series B Convertible Preferred Stock into common stock immediately prior to the date of such payment.

We have no other shares of preferred stock are currently outstanding.

Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Our Bylaws

Certain provisions of the DGCL and of our charter and our bylaws could have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

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Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Filling Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock. Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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No Written Consent of Stockholders

Our charter and bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our charter and bylaws provide that only a majority of the members of our Board then in office, our Executive Chairman or our Chief Executive Officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment to Our Charter and Bylaws

The DGCL, provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt certain provisions of our charter.

Undesignated Preferred Stock

Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

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Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine. Our charter also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Despite the fact that the certificate of incorporation provides for this exclusive forum provision to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of the Company’s certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive federal forum provisions for Securities Act claims and that investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Series A Warrants

Each Series A Warrant represents the right to purchase one share of common stock at an exercise price of $113.4375. The Series A Warrants are exercisable beginning February 17, 2021 will terminate on the 5th anniversary date the Series A Warrants are first exercisable. The exercise price and number of shares for which each Series A Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Holders of the Series A Warrants may exercise their Series A Warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the Series A Warrants is being exercised must be made within two trading days following such exercise. In the event that the registration statement relating to the Series A Warrants shares (the “Warrant Shares”) is not effective, a holder of Series A Warrants may only exercise its Series A Warrants for a net number of Warrant Shares pursuant to the cashless exercise procedures specified in the Series A Warrants. Series A Warrants may be exercised in whole or in part, and any portion of a Series A Warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a Series A Warrant.

Upon the holder’s exercise of a Series A Warrant, we will issue the shares of common stock issuable upon exercise of the Series A Warrant within three trading days of our receipt of notice of exercise, subject to timely payment of the aggregate exercise price therefor.

The shares of common stock issuable on exercise of the Series A Warrants will be, when issued in accordance with the Series A Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

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If, at any time a Series A Warrant is outstanding, we consummate any fundamental transaction, as described in the Series A Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any Series A Warrants will thereafter receive upon exercise of the Series A Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such Series A Warrants would have been entitled upon such consolidation or merger or other transaction.

The Series A Warrants are not exercisable by their holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock.

Amendments and waivers of the terms of the Series A Warrants require the written consent of the holder of such Series A Warrants and us. The Series A Warrants will be issued in book-entry form under a warrant agent agreement between V-Stock Transfer Company, Inc. as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

You should review a copy of the warrant agent agreement and the form of the Series A Warrants, each of which are included as exhibits to this Offering Circular.

Transfer Agent, Registrar, Warrant Agent

The transfer agent and registrar for our common stock and the warrant agent for our Series A Warrants is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

As of August 22, 2024, there were 4,444,196 shares of our common stock outstanding, and approximately 141 stockholders of record. No shares of our preferred stock are designated, issued or outstanding.

Other Warrants

At August 22, 2024, we had 1,039,448 outstanding common stock warrants. The 463,337 prefunded warrants have an exercise price of $0.001 per share. The non-prefunded warrants have a weighted-average exercise price of $16.36. 1,129,404 of the outstanding warrants are currently exercisable and have a weighted average remaining contractual life of approximately 4.6 years as of August 22, 2024.

These warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the underlying shares at the time of exercise of the warrant after deduction of a number of shares equal in value to the aggregate exercise price. The warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Outstanding Stock Options and Restricted Stock Units

At August 22, 2024, we had 8,929 outstanding common stock options, with a weighted-average exercise price of $3.65, which were granted under the Clip Interactive, LLC 2013 Equity Incentive Plan. We ceased granting awards under the 2013 Plan upon the implementation of the 2020 Plan described below.

At August 22, 2024, we had zero shares of our common stock reserved for issuance under outstanding stock options and outstanding Restricted Stock Units granted as employment inducement awards to four of our former and current executives outside of our 2013 and 2020 Equity Incentive Plans.

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2020 Equity Incentive Plan

The Company’s 2020 Equity Incentive Plan, which became effective upon the completion of the IPO in February 2021, serves as the successor equity incentive plan to the 2013 Plan. The 2020 Plan currently has an aggregate of 150,036 shares of common stock authorized for issuance, after giving effect to the “evergreen” increase of 39,893 shares as of January 1, 2024.

The 2020 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning January 1, 2022 and ending January 1, 2030 equal to the lesser of (a) five percent (5%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of stock as determined by our board of directors.

At August 22, 2024 under our 2020 Equity Incentive Plan, there were (i) 39,632 outstanding common stock options with a weighted average exercise price of $51.48 (ii) 10,990 outstanding restricted stock units, and (iii) 103,308 shares remaining available for future grant.

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BUSINESS

Reference is made to the information described under “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that we filed with the Commission on April 1, 2024. See “Incorporation of Certain Information by Reference” beginning on page 55 of this Offering Circular.

Recent Developments

Reference is made to the information set forth under the heading “Recent Developments” in the Offering Circular Summary section beginning on page 6 of this offering circular.

Employees

As of the date of this Offering Circular, we had 12 total employees, 7 of whom were engaged in full-time research and development activities and 5 of whom were engaged in general administration. The Company also works with 1 full-time contractor who supports research and development and 2 part-time contractors who support general administration activities. None of our employees is represented by any collective bargaining unit. We believe that we maintain good relations with our employees.

Properties

In April 2021, the Company entered a twelve-month non-cancelable operating sublease for approximately 8,600 square feet of office space, with an initial base rent of $7,150 per month with three, separate six-month renewal options, subject to fixed rate escalation increases. In November of 2022, the Company amended the sublease to reflect a new term that expired on December 14, 2023, and was not renewed by the parties. The square footage rented was reduced to approximately 2,160 square feet at the cost of $4,018 per month. As of December 31, 2023, the Company was negotiating a new office space lease and entered into a temporary month-to-month lease for $1,600 per month until negotiations were finalized. On March 25, 2024, the Company entered into a new 37-month operating lease commencing on April 1, 2024 with two separate two year renewal options. The monthly base rent for months two through 14 is $2,456, increasing to $3,070 for months 15 through 26, and ending at $3,684 for months 27 through 37. Rent expense was $61,724 and $104,223 for the years ended December 31, 2023, and 2022, respectively.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any material legal proceedings, the adverse outcome of which, in our management’s opinion, individually or in the aggregate, could have a material adverse effect on the results of our operations or financial position. There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial stockholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited financial statements (prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and related notes included elsewhere in this Offering Circular. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Offering Circular, particularly in the section entitled “Risk Factors.” Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer to Auddia, Inc.

The following discussion of our financial condition and the results of operations should be read in conjunction with the financial statements and footnotes thereto appearing elsewhere in this offering circular and in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that we filed with the Commission on April 1, 2024 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 that we filed with the Commission on August 7, 2024. See “Incorporation of Certain Information by Reference” beginning on page 55 of this Offering Circular. The financial statements have been prepared in accordance with U.S. GAAP.

Overview

Auddia is a technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia is leveraging these technologies within its industry-first audio Superapp, faidr (previously known as the Auddia App).

faidr gives consumers the opportunity to listen to any AM/FM radio station with commercial breaks replaced with personalized audio content, including popular and new music, news, and weather. The faidr app represents the first-time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts - also with ads removed or easily skipped by listeners - as well as exclusive content, branded faidrRadio, which includes new artist discovery, curated music stations, and Music Casts. Music Casts are unique to faidr. Hosts and DJs can combine on-demand talk segments with dynamic music streaming, which allows users to hear podcasts with full music track plays embedded in the episodes.

Auddia has also developed a differentiated podcasting capability with ad-reduction features and also provides a unique suite of tools that helps podcasters create additional digital content for their podcast episodes as well as plan their episodes, build their brand, and monetize their content with new content distribution channels. This podcasting feature also gives users the ability to go deeper into the stories through supplemental, digital content, and eventually comment and contribute their own content to episode feeds. The combination of AM/FM streaming and podcasting, with Auddia’s unique, technology-driven differentiators, addresses large and rapidly growing audiences.

The Company has developed its AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and is learning the differences between all other content to include weather reports, traffic, news, sports, DJ conversation, etc. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

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The Company is leveraging this technology platform within its premium AM/FM radio listening experience through the faidr App. The faidr App is intended to be downloaded by consumers who will pay a subscription fee in order to listen to any streaming AM/FM radio station and podcasts, all with commercial interruptions removed from the listening experience, in addition to the faidrRadio exclusive content offerings. Advanced features will allow consumers to skip any content heard on the station and request request audio content on-demand. We believe the faidr App represents a significant differentiated audio streaming product, or Superapp, that will be the first to come to market since the emergence of popular streaming music apps such as Pandora, Spotify, Apple Music, Amazon Music, etc. We believe that the most significant point of differentiation is that in addition to ad-free AM/FM streaming and ad-reduced podcasts, the faidr App is intended to deliver non-music content that includes local sports, news, weather, traffic and the discovery of new music alongside exclusive programming. No other radio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

The Company launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the App. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, we added faidrRadio, our exclusive content offerings, to the app. Podcasts (standard) were added to the app for the iOS version before the end of Q1 2023 as planned and added to the Android app in May of 2023. Podcast functionality will continue to be enhanced through 2024, including the deployment of the Company’s ad-reduction technology.

The Company also developed a testbed differentiated podcasting capability called Vodacast, which leveraged technologies and proven product concepts to differentiate its podcasts offering from other competitors in the radio-streaming product category.

With podcasting growing and predicted to grow at a rapid rate, the Vodacast podcast platform was conceptualized to fill a void in the emerging audio media space. The platform was built to become the preferred podcasting solution for podcasters by enabling them to deliver digital content feeds that match the audio of their podcast episodes, and by enabling podcasters to make additional revenue from new digital advertising channels, subscription channels, on-demand fees for exclusive content, and through direct donations from their listeners. Throughout 2023 and early 2024, Auddia has been migrating their podcasting capabilities into the flagship faidr app with the intention to sunset the Vodacast platform and instead bring the advanced podcasting functionality that was found on Vodacast into faidr as part of the overall strategy to build a single audio Superapp. This includes Auddia’s new podcast ad-reduction technology.

Today, podcasters do not have a preference as to where their listeners access their episodes, as virtually all listening options (mobile apps and web players) deliver only their podcast audio. By creating significant differentiation on which they can make net new and higher margin revenue, we believe that podcasters will promote faidr to their listeners, thus creating a powerful, organic marketing dynamic.

One innovative and proprietary part of Auddia’s podcast capabilities, originally presented on their Vodacast differentiated podcasting capability, is the availability of tools to create and distribute an interactive digital feed, which supplements podcast episode audio with additional digital. These content feeds allow podcasters to tell deeper stories to their listeners while giving podcasters access to digital revenue for the first time. Podcasters will be able to build these interactive feeds using The Podcast Hub, a content management system that was originally developed and trialed as part of Auddia’s Vodacast platform, which also serves as a tool to plan and manage podcast episodes. The digital feed activates a new digital ad channel that turns every audio ad into a direct-response, relevant-to-the-story, digital ad, increasing the effectiveness and value of their established audio ad model. The feed also presents a richer listening experience, as any element of a podcast episode can be supplemented with images, videos, text and web links. This feed will appear fully synchronized in the faidr mobile App, and it also can be hosted and accessed independently (e.g., through any browser), making the content feed universally distributable.

Over time, users will be able to comment, and podcasters will be able to grant some users publishing rights to add content directly into the feed on their behalf. This will create another first for podcasting, a dialog between creator and fan, synchronized to the episode content. The interactive feed for podcasts has been developed and tested on Vodacast and is expected to be another differentiator added into faidr for podcast listeners later in 2024.

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The podcast capabilities within faidr will also introduce a unique and industry first multi-channel, highly flexible set of revenue channels that podcasters can activate in combination to allow listeners to choose how they want to consume and pay for content. “Flex Revenue” allows podcasters to continue to run their standard audio ad model and complement those ads with direct response enabled digital ads in each episode content feed, increasing the value of advertising on any podcast. “Flex Revenue” will also activate subscriptions, on-demand fees for content (e.g., listen without audio ads for a micro payment fee) and direct donations from listeners. Using these channels in combination, podcasters can maximize revenue generation and exercise higher margin monetization models, beyond basic audio advertising. “Flex Revenue” and the initial inclusion of the new revenue channels that come with it will be added to podcasting in the faidr app, and the first elements of this new monetization capability is expected to be commercially available in 2024, beginning with subscription plans to access ad-reduction in podcasts.

The faidr mobile App is available today through the iOS and Android App stores.

We have funded our operations with proceeds from the February 2021 IPO, Series A warrants exercised in July 2021 and common share issuance during June of 2023. We also obtained debt financing through a related party during November 2022 and April 2023. In addition, we sold common shares during April 2023, June 2023, and the first quarter of 2024 pursuant to our equity line facility. Since our inception, we have incurred significant operating losses. As of June 30, 2024, we had an accumulated deficit of $85,054,083. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and commercialization of one or more of our Apps. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we:

•	nationally launch our faidr App and as we continue training our proprietary AI technology and make product enhancements;
•	continue to develop and expand our technology and functionality to advance the faidr app;
•	rollout our product on a national basis, which will include increasing our sales and marketing costs related to the promotion of our products. faidr promotion will include a combination of a) purchasing ads directly from broadcasters or b) participating broadcasters to promote without purchasing ads, but sharing a portion of subscription proceeds based on listening activity on those stations;
•	continue to pursue and complete potential acquisitions of other companies;
•	hire additional business development, product management, operational and marketing personnel;
•	continue market studies of our products; and
•	add operational and general administrative personnel which will support our product development programs, commercialization efforts and our transition to operating as a public company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

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As of June 30, 2024, we had cash and cash equivalents of $1,882,205. The Company secured approximately $7.1 million in additional financing during 2024. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. However, if we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

To accelerate user acquisition, revenue, and cash flow, the Company has explored numerous potential acquisition targets of AM/FM streaming aggregators over the past year and a half and continues to explore new opportunities. At present, the Company is in advanced active discussions with two potential targets and seeking to execute one or more agreements in the near term. These business development transactions would require additional funding.

Recent Developments

Mergers and Acquisitions Strategy

We are exploring various merger and acquisition options as part of a broader strategy which aims to scale the business more rapidly; accelerate user adoption and subscriber growth; enter new markets (international); and open new pathways toward raising capital. The overall strategy focuses on three areas: (1) acquiring users of a radio-streaming app, (2) bringing our proprietary ad-free products to the acquired userbase to generate significant subscription revenue, and (3) bringing together other differentiated features into the larger audio Superapp platform.

The Company incurred $370,228 in costs related to evaluating potential acquisitions during the six months ended June 30, 2024.

RFM Acquisition

On January 26, 2024, we entered into a Purchase Agreement (the “RFM Purchase Agreement”), pursuant to which we agreed to acquire RadioFM (the “RFM Acquisition”), which is currently a component of both AppSmartz and RadioFM (partnerships under common control). The aggregate consideration for the RFM Acquisition is $13,000,000 (plus $2,000,000 in contingent consideration if certain post-close milestones are reached), in addition to the assumption of certain liabilities, as may be adjusted pursuant to the terms of the RFM Purchase Agreement.

In March 2024, the parties mutually agreed to terminate the RFM Purchase Agreement.

Nasdaq Deficiency Notices

The Nasdaq listing rules require listed securities to maintain a minimum bid price of $1.00 per share. As previously reported in our Current Report on Form 8-K filed on November 28, 2023, we received a written notice from Nasdaq indicating that the Company was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing. As a result, the Nasdaq staff determined to delist the Company’s Common Stock from Nasdaq, unless the Company timely requests an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Our hearing with the Panel occurred on January 18, 2024.

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On November 21, 2023, we received a written notice from Nasdaq indicating that we are not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Requirement”). In our quarterly report on Form 10-Q for the period ended September 30, 2023, we reported stockholders’ equity of $2,415,012, and, as a result, did not satisfy Listing Rule 5550(b)(1). Nasdaq’s November written notice had no immediate impact on the listing of our common stock. Our hearing with the Panel occurred on January 18, 2024 and addressed all outstanding listing compliance matters, including compliance with the Stockholders’ Equity Notice as well as compliance with the Bid Price Requirement.

On January 30, 2024, the Panel granted the Company’s request for an exception to Nasdaq’s listing rules until April 22, 2024, to demonstrate compliance with all applicable continued listing requirements for the Nasdaq Capital Market.

On March 20, 2024, we received a letter from Nasdaq stating we had regained compliance with the minimum bid requirement. The Panel reminded us that although we regained compliance with the minimum bid requirement, we are also required to regain compliance with the equity requirement. Therefore, this matter will remain open until we demonstrate compliance with all requirements.

On April 16, 2024, the Company received a letter from Nasdaq granting an exception to the Exchange’s listing rules until May 20, 2024, to demonstrate compliance with Listing Rule 5550(b)(1) (the “Equity Rule”.)

On May 24, 2024, the Company received a letter from Nasdaq indicating that the Company has regained compliance with the equity requirement in Listing rule 5550(b) (1) (the Equity Rule”.) The Company will be subject to a Mandatory Panel Monitor for a period of one year from the date of the letter in accordance with application of Listing Rule 5815(d)(4)(B).

Reverse Share Split

The Company filed an amendment to its Certificate of Incorporation with the Secretary of State in Delaware which became effective as of 5:00 P.M. Eastern Time on February 26, 2024. As a result, every twenty-five (25) issued shares of common stock were automatically combined into one share of common stock.

Shares of the Company’s common stock were assigned a new CUSIP number (05072K 206) and began trading on a split-adjusted basis on February 27, 2024.

The reverse stock split did not change the authorized number of shares of the Company’s common stock. No fractional shares were issued and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. Therefore, stockholders with less than 25 shares received one share of stock.

The reverse stock split applied to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

Impact of Inflation

We have recently experienced higher costs across our business as a result of inflation, including higher costs related to employee compensation and outside services. We expect inflation to continue to have a negative impact throughout 2024, and it is uncertain whether we will be able to offset the impact of inflationary pressures in the near term.

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Components of our results of operations

Operating expenses

Direct costs of services

Direct cost of services consists primarily of costs incurred related to our technology and development of our Apps, including hosting and other technology related expenses. We expect our direct costs of services to increase in the future as we continue to develop and enhance our technology related to the faidr and podcasting Apps.

Sales and marketing

Our sales and marketing expenses consist primarily of salaries, direct to consumer promotional spend and consulting services, all of which are related to the sales and promotion performed during the period. We expect our sales and marketing expenses to fluctuate period by period as we release new upgrades and enhancements within our Apps and look to generate revenue through customer acquisition, retention, and subscription conversion.

Research and development

Since our inception, we have focused significant resources on our research and development activities related to the software development of our technology. We account for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. We cease capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by our management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies. Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are impaired and expensed during the period of such determination. We expect to continue to incur research and development expenses and capitalization in the future as we continue to develop and enhance our faidr and podcasting Apps.

General and administrative

Our general and administrative expenses consist primarily of salaries and related costs, including payroll taxes, benefits, stock-based compensation, and professional fees related to auditing, tax, general legal services, and consulting services. We expect our general and administrative expenses to continue to increase in the future as we right-size our operating activities and prepare for commercialization of our products and support our operations as a public company, including increased expenses related to legal, accounting, insurance, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission requirements, directors and officers liability insurance premiums and investor relations activities.

Other income and expense

The other income and expense category primarily consists of interest expense attributed to the debt and conversion features of the Notes payable to related party.

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Results of operations

Comparison of the Years ended December 31, 2023 and 2022

The following table summarizes our results of operations:

	Year Ended
	December 31, 2023	December 31, 2022	Change $
Revenue	$–	$–	$–

Operating expenses:
Direct cost of services	181,679	180,690	989
Sales and marketing	1,096,106	1,673,692	(577,586)
Research and development	781,017	654,879	126,138
General and administrative	3,576,729	3,223,520	353,209
Depreciation and amortization	1,840,837	991,639	849,198
Total operating expenses	7,476,368	6,724,420	751,948
Loss from operations	(7,476,368)	(6,724,420)	(751,948)

Other (expense) income:
Interest expense	(1,331,128)	(173,027)	(1,158,101)
Interest income	–	1	(1)
Total other expense	(1,331,128)	(173,026)	(1,158,102)
Loss before income taxes	(8,807,495)	(6,897,446)	(1,910,049)
Provision for income taxes	–	–
Net loss	$(8,807,495)	$(6,897,446)	$(1,910,049)

Revenue

Total revenues for the years ended December 31, 2023, and 2022 were $0 as we continue to develop and enhance our faidr and podcasting Apps to establish new revenue streams.

Direct Cost of Services

Direct Cost of Services increased by $989 or 0.5% to $181,679 for the year ended December 31, 2023, compared to $180,690 for the year ended December 31, 2022. This remained relatively flat due to ongoing cost of services to maintain the faidr app.

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Sales and marketing

Sales and marketing expenses decreased by $577,586 or 34.5% to $1,096,106 for the year ended December 31, 2023 compared to $1,673,692 for the year ended December 31, 2022. The decrease in sales and marketing expenses as of December 31, 2023 compared to December 31, 2022 was primarily attributed to reduced marketing promotion costs associated with the national launch of the faidr app. We expect our sales and marketing expenses to fluctuate period by period as we release new upgrades and enhancements within our Apps and look to generate revenue through customer acquisition, retention, and subscription conversion.

Research and development

Research and development expenses increased by $126,138 or 19.3% to $781,017 for the year ended December 31, 2023 from $654,879 for the year ended December 31, 2022 primarily due to a reduction in the level of capitalized software expenses. We are continually developing enhancements to both our faidr and podcasting Apps and will continue capitalize software costs to the extent that such development qualifies for capitalization.

General and administrative

General and administrative expenses increased by $353,209 or 11.0% to $3,576,729 for the year ended December 31, 2023 compared to $3,223,520 for the year ended December 31, 2022. The increase resulted primarily from an increase in professional fees, such as, accounting and legal expenses.

Depreciation and amortization

Depreciation and amortization expenses increased by $849,198 or 85.6% to $1,840,837 for the year ended December 31, 2023 compared to $991,639 for the year ended December 31, 2022. The increase is entirely related to the increased amortization of our faidr and podcasting Apps.

Other expense, net

Total other expenses increased by $1,158,102 to $1,331,128 for the year ended December 31, 2023 compared to $173,026 for the year ended December 31, 2022. The increase is related to actual and imputed interest expense attributed to the Secured Bridge Notes issued during November of 2022 and April 2023.

Income taxes

Since our inception in 2012, until the corporate conversion in February 2021, we were organized as a Colorado limited liability company for federal and state income tax purposes and treated as a partnership for U.S. income tax purposes. As such, we were not viewed as a taxpaying entity in any jurisdiction and do not require a provision for income taxes. Each member of our company was responsible for the tax liability, if any, related to its proportionate share of our taxable income.

Effective on February 16, 2021, we became treated as a corporation for U.S. income tax purposes and thus became subject to U.S. federal, state and local income taxes and are be taxed at the prevailing corporate tax rates. Among other things, we may begin to generate net operating losses at the corporate level. We will account for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements but have not been reflected in taxable income. A valuation allowance is established to reduce deferred tax assets to its estimated realizable value, which is zero based on our operating history.

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Comparison of the three months ended June 30, 2024 and 2023:

The following table summarizes our results of operations:

	Three Months Ended
	June 30, 2024	June 30, 2023	Change $	Change %
Revenue	$–	$–	–	0.0%

Operating expenses:
Direct cost of services	50,227	45,038	5,189	11.5%
Sales and marketing	216,868	223,760	(6,892)	(3.1%	)
Research and development	159,588	180,363	(20,775)	(11.5%	)
General and administrative	734,325	892,510	(158,185)	(17.7%	)
Depreciation and amortization	493,382	442,618	50,764	11.5%
Total operating expenses	1,654,390	1,784,289	(129,899)	(7.3%	)
Loss from operations	(1,654,390)	(1,784,289)	129,899	(7.3%	)

Other expense:
Interest expense	(16,647)	(538,572)	521,925	(96.9%	)
Change in fair value of warrants	(632,388)	–	(632,388)	100.0%
Total other expense	(649,035)	(538,572)	(110,463)	20.5%
Loss before income taxes	(2,303,425)	(2,322,861)	19,436	(0.8%	)
Provision for income taxes	–	–	–	0.0%
Net loss	$(2,303,425)	$(2,322,861)	19,436	(0.8%	)

Revenue

Total revenues for the three months ended June 30, 2024 and 2023 were $0 as we continue to develop and enhance our faidr and podcasting Apps to establish new revenue streams.

Direct cost of services

Direct cost of services increased $5,189 or 11.5% from $45,038 for the three months ended June 30, 2023 compared to $50,227 for the three months ended June 30, 2024. This increase was primarily the result of an increase in hosting costs and music service costs.

Sales and marketing

Sales and marketing expenses decreased by $6,892 or (3.1%) from $223,760 for the three months ended June 30, 2023 to $216,868 for the three months ended June 30, 2024, which was primarily attributed to reduced marketing promotion costs associated with the national launch of the faidr app. We expect our sales and marketing expenses to fluctuate period by period as we release new upgrades and enhancements within our Apps and look to generate revenue through customer acquisition, retention, and subscription conversion.

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Research and development

Research and development expenses decreased by $20,775 or (11.5%) from $180,363 for the three months ended June 30, 2023 to $159,588 for the three months ended June 30, 2024, which was primarily due to lower salary, consulting and content creator fees.

General and administrative

General and administrative expenses decreased by $158,185 or (17.7%) from $892,510 for the three months ended June 30, 2023 compared to $734,325 for the three months ended June 30, 2024. The decrease was primarily driven by lower stock compensation expense, partially offset by an increase in salary expense and professional fees to support compliance requirements related to recent equity funding.

Depreciation and amortization

Depreciation and amortization expenses increased by $50,764 or 11.5% from $442,618 for the three months ended June 30, 2023 compared to $493,382 for the three months ended June 30, 2024. The increase is entirely related to the increased amortization of our faidr and podcasting Apps.

Other expense, net

Total other expenses increased by $110,463 or 20.5% from $538,572 for the three months ended June 30, 2023 to $649,035 for the three months ended June 30, 2024. Interest expense decreased by $521,925 due to the repayment of notes payable to related party in April 2024. Interest expense was offset by $632,388 due to the change in the fair value of the notes payable converted to equity.

Comparison of the six months ended June 30, 2024 and 2023

The following table summarizes our results of operations:

	Six Months Ended
	June 30, 2024	June 30, 2023	Change $	Change %
Revenue	$–	$–	–	0.0%

Operating expenses:
Direct cost of services	98,400	87,339	11,061	12.7%
Sales and marketing	363,263	448,879	(85,616)	(19.1%	)
Research and development	325,095	390,489	(65,394)	(16.7%	)
General and administrative	1,945,124	1,819,336	125,788	6.9%
Depreciation and amortization	977,128	885,653	91,475	10.3%
Total operating expenses	3,709,010	3,631,696	77,314	2.1%
Loss from operations	(3,709,010)	(3,631,696)	(77,314)	2.1%

Other expense:
Interest expense	(169,355)	(846,478)	677,123	(80.0%	)
Change in fair value of warrants	(632,388)	–	(632,388)	100.0%
Total other expense	(801,743)	(846,478)	44,735	(5.3%	)
Loss before income taxes	(4,510,753)	(4,478,174)	(32,579)	0.7%
Provision for income taxes	–	–	–	0.0%
Net loss	$(4,510,753)	$(4,478,174)	(32,579)	0.7%

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Revenue

Total revenues for the six months ended June 30, 2024 and 2023 were $0 as we continue to develop and enhance our faidr and podcasting Apps to establish new revenue streams.

Direct cost of services

Direct cost of services increased $11,061 or 12.7% from $87,339 for the six months ended June 30, 2023 compared to $98,400 for the six months ended June 30, 2024. This increase was primarily the result of an increase in hosting costs and data subscription fees.

Sales and marketing

Sales and marketing expenses decreased by $85,616 or (19.1%) from 448,879 for the six months ended June 30, 2023 to $363,263 for the six months ended June 30, 2024, which was primarily attributed to reduced marketing promotion costs associated with the national launch of the faidr app. We expect our sales and marketing expenses to fluctuate period by period as we release new upgrades and enhancements within our Apps and look to generate revenue through customer acquisition, retention, and subscription conversion.

Research and development

Research and development expenses decreased by $65,394 or (16.7%) from $390,489 for the six months ended June 30, 2023 to $325,095 for the three months ended June 30, 2024, which was primarily due to lower consulting fees.

General and administrative

General and administrative expenses increased by $125,788 or 6.9% from $1,819,336 for the six months ended June 30, 2023 compared to $1,945,124 for the six months ended June 30, 2024. The increase was primarily driven by an increase in salary expense and professional fees to support compliance requirements related to potential acquisitions, partially offset by lower stock compensation expense.

Depreciation and amortization

Depreciation and amortization expenses increased by $91,475 or 10.3% from $885,653 for the six months ended June 30, 2023 compared to $977,128 for the six months ended June 30, 2024. The increase is entirely related to the increased amortization of our faidr and podcasting Apps.

Other expense, net

Total other expenses decreased by $44,735 or 5.3% from $846,478 for the six months ended June 30, 2023 to $801,743 for the six months ended June 30, 2024. Interest expense decreased by $677,123 due to the repayment of notes payable to related party in April 2024. Interest expense was offset by $632,388 due to the change in the fair value of the notes payable converted to equity.

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Liquidity and capital resources

Sources of liquidity

We have incurred operating losses since our inception and have an accumulated deficit as a result of ongoing efforts to develop and commercialize our faidr and podcasting Apps. As of June 30, 2024 and December 31, 2023, we had cash and cash equivalents of $1,882,205 and $804,556, respectively. We have working capital in the amount of approximately $1.7 million as of June 30, 2024. We anticipate that operating losses and net cash used in operating activities will increase over the next 12 months as we continue to develop and market our products. We secured $7.1 million of additional financing in 2024, which enabled us to pay down $2.75 million in connection with the Secured Bridge Notes and will only be sufficient to fund our current operating plans into the fourth quarter of 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

Interim Bridge Financings

As previously disclosed, on November 14, 2022, we entered into a Secured Bridge Note (“Prior Note”) financing with one of our accredited investors, a significant existing shareholder of the Company. We received $2,000,000 of gross proceeds from the Prior Note financing.

On April 17, 2023, we entered into an additional Secured Bridge Note (“New Note”) financing with the same accredited investor from the Prior Note financing. We received $750,000 of gross proceeds from the New Note financing. The New Note was issued with a principal amount of $825,000, 10% interest rate and a maturity date on July 31, 2023. The New Note is secured by a lien on substantially all of our assets. At maturity of the New Note, the accredited investor, or our lender, has the option to convert any original issue discount and accrued but unpaid interest into shares of our common stock at a fixed conversion price of $15.25 per share.

In connection with the New Note financing, we issued 26,000 common stock warrants to the accredited investor with a five-year term and a fixed $15.25 per share exercise price, from which 13,000 of these common stock warrants are exercisable immediately. The remaining 13,000 common stock warrants would only become exercisable if the maturity date of the New Note is extended in accordance with the terms of the New Note. As of July 31, 2023, we extended the maturity date of the New Note to November 30, 2023. Upon the July 31, 2023 extension, the interest rate on the New Note increased to 20% from 10%, and the remaining portion of the 13,000 common stock warrants became exercisable. As of November 30, 2023, we extended the maturity date of the Prior Note and New Note to March 31, 2024. All terms of the Prior Note and New Note, such as interest rate and exercisable common stock warrants remained the same. The accredited investor did not exercise the common stock warrants as of December 31, 2023 or subsequent to December 31, 2023 and as of the date of this filing.

Further, in connection with the New Note financing, the parties agreed to make certain amendments to the Prior Note financing. Specifically, the parties agreed to cancel the 12,000 common stock warrants issued as part of the prior financing and, in lieu of the cancelled warrants, issued the investor common stock warrants for 24,000 common shares with an exercise price of $15.25 per common share and a five-year term. From the newly issued 24,000 common stock warrants, 12,000 common stock warrants were exercisable immediately, while the other 12,000 common stock warrants became exercisable at the time of extension of the maturity date of the Prior Note during May of 2023.

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In order for the accredited investor to receive common shares from a conversion or exercise of the common stock warrants, an approval is required from the shareholders, if the number of common shares to be issued to the accredited investor, when aggregated with all other shares of common stock beneficially or deemed beneficially owned by the accredited investor would (i) result in the investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Securities Exchange Act of 1934 or (ii) otherwise constitute a Change of Control within the meaning of Nasdaq Rule 5635(b). The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the common stock outstanding immediately prior to the proposed issuance of shares of common stock.

On April 9, 2024, we entered into an Amendment and Waiver Agreement with the Investor relating to the Bridge Notes.

We agreed to pay $2.75 million in cash to the Investor in repayment of the principal of the Bridge Notes (exclusive of the $275,000 of original issue discount on the Bridge Notes) shortly after the closing of one or more equity financings with total gross proceeds to us of not less than $6,000,000.

On April 26, 2024, we repaid $2.75 million of principal on our Secured Bridge Notes.

Effective April 9, 2024, the Investor converted $911,384, which is equal to the (i) unpaid accrued interest on the Bridge Notes plus (ii) the OID on the Bridge Notes, into equity securities.

The Rollover Securities consist of (i) 463,337 Prefunded Warrants with a per share exercise price of $0.001 per share and (ii) 463,337 Non-Prefunded Warrants with a per share exercise price equal to $1.967. As of the date and time of the Amendment and Waiver Agreement, the Nasdaq Minimum Price (as defined in the applicable Nasdaq listing rules) for our common stock was $1.966.

The number of Prefunded Warrants was determined by dividing the Rollover Amount by $1.967. The number of Non-Prefunded Warrants is equal to the number of Prefunded Warrants (i.e. 100% warrant coverage). The Non-Prefunded Warrants have a price adjustment provision which will adjust the exercise price downward in the event that we issue equity securities in the future at an effective per share price below the then current exercise price. In order to assure compliance with applicable Nasdaq rules, the Non-Prefunded Warrants shall not be exercisable for six months following the date of issue.

We issued to the Investor 50,000 Fee Warrants with a five-year term as a loan extension fee. The exercise price of these additional Fee Warrants is $1.967. The Fee Warrants have a price adjustment provision which will adjust the exercise price downward in the event that we issue equity securities in the future at an effective per share price below the then current exercise price. In order to assure compliance with applicable Nasdaq rules, the Fee Warrants shall not be exercisable for six months following the date of issue.

We agreed to adjust the exercise price of the Investor’s Existing Warrants from $15.25 (after adjustment for the recent reverse stock split) to $1.967 per share.

The Investor will not be able to receive shares upon exercise of any of the foregoing securities, unless prior stockholder approval is obtained, if (i) the number of shares to be issued would exceed 20% of our outstanding number of shares at a discount to the applicable Nasdaq Minimum Price or (ii) the number of shares to be issued would result in in a Change of Control within the meaning of Nasdaq Rule 5635(b).

Equity Line Sales of Common Stock

On November 14, 2022, we entered into a Common Stock Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”) for an equity line facility.

On April 17 and April 20, 2023, we closed on two sales of Common Stock under the White Lion Purchase Agreement. We issued an aggregate of 1,962,220 common shares and received aggregate proceeds of approximately $1.12 million.

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Replacement Equity Line with White Lion

On November 6, 2023, we entered into a new Common Stock Purchase Agreement and a related registration rights agreement with White Lion. Pursuant to the new Common Stock Purchase Agreement, we have the right, but not the obligation to require White Lion to purchase, from time to time until December 31, 2024, up to $10,000,000 in aggregate gross purchase price of newly issued shares of our common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. In connection with the new Common Stock Purchase Agreement, the parties agreed to terminate the previous Common Stock Purchase Agreement with White Lion.

Through June 30, 2024, we have sold 1,940,000 shares to White Lion for total net proceeds of $4,852,508. We currently have effective registration statements that registers for resale by White Lion up to 5,165,263 shares of common stock that we may issue to White Lion under the Equity Line Purchase Agreement. After White Lion has acquired shares under the Equity Line Purchase Agreement, it may sell all, some or none of those shares. Sales to White Lion by us pursuant to the Equity Line Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

Cash Flow Analysis

Our cash flows from operating activities have historically been significantly impacted by our investment in sales and marketing to drive growth, and research and development expenses. Our ability to meet future liquidity needs will be driven by our operating performance and the extent of continued investment in our operations. Failure to generate sufficient revenues and related cash flows could have a material adverse effect on our ability to meet our liquidity needs and achieve our business objectives.

For the Years ended December 31, 2023 and 2022

The following table summarizes the statements of cash flows for the years ended December 31, 2023, and 2022:

Cash Flow Analysis	Year Ended December 31,
	2023	2022
Net cash provided by (used in):
Operating activities	$(4,504,207)	$(4,752,750)
Investing activities	(1,031,566)	(1,931,107)
Financing activities	4,678,895	2,000,000
Change in cash	$(856,878)	$(4,683,857)

Operating Activities

Cash used in operating activities for the year ended December 31, 2023, was $4,504,207, primarily resulting from our net loss of $8,807,496 and change in working capital of $554,983 related to an increase in accounts payable and accrued liabilities, offset by non-cash charges of $3,748,306 related to depreciation and amortization, share based compensation expense, and finance charges associated with the debt issuance costs of the Secured Bridge Notes. Cash used in operating activities for both periods consisted of personnel-related expenditures, marketing and promotion costs, and public company administrative support costs such as legal and other professional support services.

Cash used in operating activities for the year ended December 31, 2022, was $4,752,750, primarily resulting from our net loss of $6,897,446, partially offset by non-cash charges of $2,131,362.

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Investing Activities

Cash flows used in investing activities for the years ended December 31, 2023, and December 31, 2022, consisting primarily of capitalization of software development expenses of $1,029,157 and $1,927,298, respectively.

Financing Activities

Cash flows generated in financing activities for the year ended December 31, 2023 was $4,678,895 and related primarily to cash proceeds from the issuance of common shares of $4,016,523 and proceeds from related party debt of $750,000.

Cash flows provided by financing activities for the year ended December 31, 2022 of $2,000,000 was associated with the proceeds from the secured bridge note financing in November 2022.

For the six months ended June 30, 2024 and 2023:

The following table summarizes the statements of cash flows for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024	2023
Net cash provided by (used in):
Operating activities	$(2,633,821)	$(2,214,728)
Investing activities	(537,120)	(529,503)
Financing activities	4,248,590	4,687,941
Change in cash	$1,077,649	$1,943,710

Operating activities

Cash used in operating activities for the six months ended June 30, 2024 was ($2,633,821), primarily resulting from our net loss of ($4,510,753) and change in working capital of $45,275, offset by non-cash charges of $1,922,207 related to depreciation and amortization, share based compensation expense, and the change in fair value of warrants. Cash used in operating activities for both periods consisted of personnel-related expenditures, marketing and promotion costs, and public company administrative support costs such as legal and other professional support services.

Cash used in operating activities for the six months ended June 30, 2023, was ($2,214,729), primarily resulting from our net loss of ($4,478,174) and change in working capital of $99,309 related to an increase in accounts payable and accrued liabilities, offset by non-cash charges of $2,164,136 related to depreciation and amortization, share based compensation expense, and finance charges associated with the debt issuance costs of the Secured Bridge Notes. Cash used in operating activities for both periods consisted of personnel-related expenditures, marketing and promotion costs, and public company administrative support costs such as legal and other professional support services.

Investing activities

Cash flows used in investing activities for the six months ended June 30, 2024 were ($537,120), consisting of the capitalization of software development expenses and purchase of computer equipment.

Cash flows used in investing activities for the six months ended June 30, 2023 were ($529,503), consisting entirely of capitalization of software development expenses.

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Financing activities

Cash flows generated in financing activities for the six months ended June 30, 2024 were $4,248,590, which consisted of cash proceeds from the issuance of common shares of $4,852,508 and cash proceeds from the issuance of preferred shares of $2,238,575. This was partially offset by the repayment of the note payable to related party of $2,750,000, payment of offering costs of $72,807 and net settlement of share-based compensation liability of $19,686.

Cash flows generated in financing activities for the six months ended June 30, 2023, were $4,687,941 and related primarily to cash proceeds from the issuance of common shares of $4,016,521 and proceeds from related party debt of $750,000.

Funding Requirements

We historically have incurred significant losses and negative cash flows from operations since our inception and had an accumulated deficit of $85,054,083 and $80,543,330 as of June 30, 2024 and December 31, 2023, respectively. As of June 30, 2024 and December 31, 2023, we had cash and cash equivalents of $1,882,205 and $804,556, respectively. Our cash is comprised primarily of demand deposit accounts and money market funds. We secured $7.1 million of additional financing in 2024, which enabled us to pay down $2.75 million in connection with the Secured Bridge Notes and will only be sufficient to fund our current operating plans into the fourth quarter of 2024. We have based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the development, and marketing and promotion of faidr. In addition, we expect to continue to incur additional costs associated with operating as a public company, including legal, accounting, investor relations and other expenses. Our future funding requirements will depend on many factors, including, but not limited to:

•	the scope, progress, results, and costs related to the market acceptance of our products;
•	the ability to attract podcasters and content creators to faidr and retain listeners on the platform;
•	the costs, timing, and ability to continue to develop our technology;
•	effectively addressing any competing technological and market developments; and
•	avoiding and defending against intellectual property infringement, misappropriation and other claims.

Contractual Obligations

The following table summarizes our contractual obligations not on our Balance Sheet as of June 30, 2024, and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments due by period
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	More Than 5 Years
Operating lease commitments:
Office lease (1)	$105,601	$30,698	$74,903	$–	$–
Total operating lease commitments	$105,601	$30,698	$74,903	$–	$–

_________________

(1)	Represents minimum payments due for the lease of office space.

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Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we continually evaluate our estimates and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results may materially differ from these estimates made by management under different assumptions and conditions.

Certain accounting policies that require significant management estimates and are deemed critical to our results of operations or financial position, are described below. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Software Development Costs

The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. The Company ceases capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by the Company’s management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies. Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are impaired and expensed during the period of such determination.

Equity-based compensation

Certain of our employees and consultants have received grants of common shares in our company. These awards are accounted for in accordance with guidance prescribed for accounting for equity-based compensation. Based on this guidance and the terms of the awards, the awards are equity classified. The common shares receive distributions if any in an order of priority in accordance with our limited liability company agreement.

The fair value of each award is determined using the Black-Scholes option-pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, and the risk-free interest rate over the expected life of the option. The expected volatility was determined considering comparable companies historical stock prices as a peer group for the fiscal year the grant occurred and prior fiscal years for a period equal to the expected life of the option. The risk-free interest rate was the rate available from the St. Louis Federal Reserve Bank with a term equal to the expected life of the option. The expected life of the option was estimated based on a mid-point method calculation.

Prior to our IPO in February 2021, we were a private company with no active public market for our common equity. Therefore, we have periodically determined the overall value of our company and the estimated per share fair value of our common equity at their various dates using contemporaneous valuations performed with the assistance of a third-party specialist and in accordance with the guidance outlined in the American Institute of CPA’s Practice Aid.

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Emerging growth company and smaller reporting company status

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to not “opt out” of this provision and, as a result, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive officers and directors

Set forth below are the names, ages and positions of our executive officers and directors as of August 22, 2024.

Name	Age	Position(s) held	Served as a Director and/or Officer Since
Executive Officers
Jeffrey Thramann, M.D.	59	Executive Chairman and Director	2012
Michael Lawless	61	Chief Executive Officer, Secretary & Director	2012
John Mahoney	59	Chief Financial Officer	2023
Peter Shoebridge	60	Chief Technology Officer	2013

Non-Employee Directors
Stephen Deitsch	52	Director, Lead Independent Director	2021
Timothy J. Hanlon	58	Director	2021
Thomas Birch	71	Director	2021

Executive officers

Jeffrey Thramann, Executive Chairman. Dr. Thramann founded the Company in 2012 and oversees strategic initiatives, capitalization and governance at the Company. This includes day-to-day involvement in working with senior management to establish the strategic vision of the Company, prioritizing product launches, working with the CEO and CFO on the financial plans of the Company, and assisting the CEO in recruitment and hiring of senior executives and the pursuit of business development activities. It also includes leading efforts to secure capital for the Company, building the board of directors and leading board meetings. In 2002, Dr. Thramann was the founder and became the chairman of Lanx, LLC. Lanx was an innovative medical device company focused on the spinal implant market and created the interspinous process fusion space with the introduction of its patented Aspen product. Lanx was sold to Biomet, Inc., an international orthopedic conglomerate, in 2013. Concurrent with Lanx, in 2006 Dr. Thramann was also the founder and chairman of ProNerve, LLC. ProNerve was a healthcare services company that provided monitoring of nerve function during high risk surgical procedures affecting the brain and spinal cord. ProNerve was sold to Waud Capital Partners, a private equity firm, in 2012.

Prior to ProNerve and concurrent with Lanx, Dr. Thramann was the founder and chairman of U.S. Radiosurgery (USR). USR is a healthcare services company that provides advanced radiosurgical treatments for tumors throughout the body. USR became the largest provider of robotic guided CyberKnife treatments of such tumors in the U.S. and was sold to Alliance Healthcare Services (Nasdaq; AIQ) in 2011. From 2001 through 2008, Thramann was the founder and senior partner of Boulder Neurosurgical Associates, a neurosurgical practice serving Boulder County, Colorado. Dr. Thramann is the named inventor on over 50 U.S. and international issued and pending patents. He completed his neurosurgical residency and complex spinal reconstruction fellowship at the Barrow Neurological Institute in Phoenix, AZ, in 2001. He is a graduate of Cornell University Medical College in New York City and earned a BS in electrical engineering management at the U. S. Military Academy in West Point, NY. Dr. Thramann currently serves as the Executive Chairman of Aclarion, Inc. (NASDAQ: ACON), a healthcare technology company that is leveraging MR Spectroscopy, biomarkers, and augmented intelligence algorithms to improve the diagnosis and treatment of chronic low back pain.

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Michael Lawless, Chief Executive Officer and Director: Mr. Lawless is a technology startup veteran having held key leadership positions in research and development, engineering, product development and operations. Prior to joining the Company in 2012, from 2009 to 2011 he was one of the founding executives and Chief Operating Officer of Trada, Inc., a company engaged in the business of crowdsourced digital ad campaign creation and management. In addition to establishing the business operations and processes for Trada, he was responsible for building and managing the product team and operating their internet advertising marketplace SaaS product. He earned a BS in Human Factors Engineering from the U.S. Air Force Academy and his master’s degree in Experimental Psychology with an emphasis on Human-Computer Interaction from The University of Dayton.

John E. Mahoney, Chief Financial Officer: Mr. Mahoney joined the Company as Chief Financial Officer in November 2023. He brings over twenty years of finance and operational experience in the services industry with both publicly traded and privately held companies. From 2019 to 2023, he served as Chief Financial Officer at Quality Biomedical, Inc., a private equity backed and leading service provider in the Home Medical Equipment industry. From 2014 to 2019, Mr. Mahoney served as Principal and Chief Financial Officer at CFO Leadership Services, LLC, a fractional CFO service company. From 2005 to 2014, Mr. Mahoney served Vice President and Chief Financial Officer at TASQ Technology, Inc., a wholly owned subsidiary of First Data Corporation, who merged with Fiserv. a leading global credit card processing services company. Mr. Mahoney is a certified public accountant. He earned his BS in Public Accountancy from Long Island University.

Peter Shoebridge, Chief Technology Officer: Mr. Shoebridge joined the Company in 2013 and has over 35 years of professional experience in the software development industry. He has been involved with internet related technologies since 1996. From 2008 to 2012, he was the CEO and co-founder of Blue Yonder Gaming, Corp., a casino gaming systems and gaming company. Prior to Blue Yonder he was Vice President of engineering at Sona Mobile, Inc and led the team that built the first wireless gaming system to receive federal regulatory approval. He also led the team that built the Sona Gaming System, a server-based gaming platform. Mr. Shoebridge has worked in many different technology sectors including the real-time financial industry, casino gaming including bingo systems, accounting and automotive. He was educated in London, England.

Non-employee directors

Stephen M. Deitsch, Director: Mr. Deitsch has extensive strategic, operational, and financial leadership experience at both publicly traded and privately held companies. Since April 2024, Mr. Deitsch has served as Chief Financial Officer of OrganOx, a leading global medical company. From September 2020 to March 2024, Mr. Deitsch has served as Chief Financial Officer of Paragon 28, Inc. (NYSE: FNA), a leading global orthopedics company. From April 2017 to August 2019, Mr. Deitsch served as Senior Vice President and Chief Financial Officer of BioScrip, Inc. (formerly Nasdaq: BIOS) which is now part of Option Care Health, Inc. (Nasdaq: OPCH). From August 2015 to April 2017, Mr. Deitsch served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Coalfire, Inc., a leading cyber-security firm. Mr. Deitsch served as the Chief Financial Officer of Biomet Spine, Bone Healing, and Microfixation from July 2014 to July 2015 and as Vice President Finance, Corporate Controller of Biomet, Inc. from February 2014 to July 2014. Mr. Deitsch was the Chief Financial Officer of Lanx, Inc. from September 2009 until it was acquired by Biomet in October 2013. From 2002 to 2009, Mr. Deitsch served in various senior financial leadership roles at Zimmer Holdings, Inc. (formerly NYSE: ZMH) and now part of Zimmer Biomet, Inc (NYSE: ZBH). Since 2022, Mr. Deitsch has served as a director of Aclarion, Inc. (NASDAQ: ACON), a healthcare technology company that is leveraging MR Spectroscopy, biomarkers, and augmented intelligence algorithms to improve the diagnosis and treatment of chronic low back pain. Mr. Deitsch holds a B.S. in Accounting from Ball State University and has an inactive CPA license.

Timothy J. Hanlon Director: Mr. Hanlon is the founder and Chief Executive Officer of the Chicago-based Vertere Group, LLC - a boutique strategic consulting and advisory firm focused on helping forward-leaning media companies, brands, entrepreneurs, and investors benefit from rapidly changing technological advances in marketing, media and consumer communications. Prior to forming Vertere in 2012, Mr. Hanlon created and led corporate ventures practices at marketing agency holding companies Publicis Groupe and Interpublic Group, overseeing 70+ early-stage investments and partnerships - including over two dozen successful M&A and IPO exits - with notable firms such as: PlutoTV (acquired by ViacomCBS); Data+Math (LiveRamp); Clypd (AT&T/Xandr); Sling Media (Echostar/Dish Network); Navic Networks (Microsoft); Brightcove (IPO); and Visible World (Comcast), among others. Previously, Mr. Hanlon was Senior Vice President/Director, Emerging Contacts for Publicis’ iconic media agency Starcom MediaVest Group, where he was chiefly responsible for pioneering all US client activity and agency initiatives in the field of emerging media technologies - including the establishment of the firm’s ground-breaking “TV 2.0 Practice,” centered around evolutionary television platforms. Mr. Hanlon has over 25 years of extensive executive experience in traditional, digital and “emerging” media & marketing - and his insights into the future of media, advertising and marketing are regularly seen in major electronic, print and trade press outlets. Mr. Hanlon holds an MBA from the University of Chicago, Booth Graduate School of Business, and a BA from Georgetown University.

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Thomas Birch, Director: Mr. Birch brings over 50 years of on-air, online, media, media research and media brokerage experience. Since 2005, Mr. Birch has been the owner and CEO of Lakes Media LLC, a six-station radio group operating in southern Virginia and northern North Carolina. In addition, since 2018 Mr. Birch has also been a Director of Media Services Group, one of the nation’s largest brokers of radio stations, television stations, broadcast towers and other broadcast-related entities. Mr. Birch was the founder and CEO of Birch Research Corporation, a syndicated radio ratings and market research company. In 1987, Birch Research was acquired by Dutch publishing conglomerate VNU (now known as Nielsen). Following the sale, the company merged with VNU subsidiary Scarborough Research and was renamed Birch/Scarborough Research. Mr. Birch served as Chairman and CEO of the merged Birch/Scarborough entity until his departure in 1990. At its peak, Birch/Scarborough employed more than 1,200 people nationwide and maintained sales offices in New York, Chicago, Los Angeles, Atlanta, and Dallas and through its Canadian subsidiary Birch Radio/Canada, had offices in Toronto and Montreal. Mr. Birch was a Partner and Chief Financial Officer of Simmons Market Research Bureau from 2001 to 2003, where he significantly reduced operating expenses, increased operating profits and refinanced company debt which enabled the company to avoid bankruptcy and be positioned for acquisition in 2004 by Experian. From 1990 through 1999, Mr. Birch was owner and CEO of Opus Media Group, a radio group owner with stations operating in Florida, Georgia, Louisiana and Mississippi. Mr. Birch is a member of the National Association of Broadcasters Committee on Local Radio Audience Measurement (COLRAM) and continues to have a voice in the improvement of audience measurement metrics from Nielsen Audio and other research providers. Mr. Birch is a native of Binghamton, NY and holds a BS from the School of Industrial and Labor Relations at Cornell University.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Legal Proceedings

Except as disclosed above, there are no legal proceedings related to any of our directors or executive officers which are required to be disclosed pursuant to applicable SEC rules.

Agreements with Directors

None of our directors were selected pursuant to any arrangement or understanding, other than with our directors acting within their capacity as such.

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EXECUTIVE COMPENSATION

Non-Employee Director Compensation

Our non-employee directors began serving on our board following our February 2021 IPO. Our Executive Chairman, Dr. Thramann, and our President and Chief Executive Officer, Mr. Lawless, do not receive compensation for their services as a director.

Our board of directors approved the following compensation for our non-employee directors in 2023. Our non-employee directors will receive annual cash compensation of (i) $25,000 for service on the board (ii) $20,000 for service as the Audit Committee chair, (iii) $10,000 for Compensation Committee chair, and (iv) $10,000 for Nominating and Governance Committee chair. All cash payments will be made quarterly in arrears, and pro-rated for any partial quarters of service.

The following Director Compensation Table summarizes the compensation of each of our non-employee directors for services rendered to us during the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Stephen Deitsch	45,000	–	–	7,412	52,412
Timothy J. Hanlon	35,000	–	–	7,412	42,412
Thomas Birch	35,000	–	–	7,412	42,412

(1)	Relates to cash payment made to directors for tax liability on RSUs.

Executive Compensation Overview

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act.

This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officer during our fiscal year 2023, and our next two most highly compensated executive officers in respect of their service to our company for fiscal year 2023. Our named executive officers, or the Named Executive Officers, for the year ended December 31, 2023, are:

•	Jeffrey Thramann, our Executive Chairman;
•	Michael Lawless, our Chief Executive Officer; and
•	Peter Shoebridge, our Chief Technical Officer

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Summary Compensation Table Year Ended December 31, 2023

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers during the two most recently completed fiscal years.

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Jeffrey Thramann	2023	300,000	(1)	-0-	-0-	-0-	-0-	300,000
Executive Chairman	2022	300,000	(1)	-0-	425,513	-0-	-0-	725,513

Michael Lawless	2023	260,000		-0-	-0-	-0-	-0-	260,000
Chief Executive Officer	2022	260,000		-0-	-0-	271,746	-0-	531,746

Peter Shoebridge	2023	225,000		-0-	-0-	-0-	-0-	225,000
Chief Technology Officer	2022	225,000		-0-	-0-	101,828	-0-	326,828

(1)	Beginning after the Company’s IPO, Dr. Thramann earns an annual salary of $300,000.
(2)	The “Bonus” column represents discretionary bonuses earned pursuant to our annual incentive bonus program. Each of Dr. Thramann, Mr. Lawless and Mr. Shoebridge is each eligible to receive a bonus based on the achievement of certain business goals set by our Board on an annual basis. The maximum bonus opportunity for each of Messrs. Thramann, Lawless and Shoebridge, expressed as a percentage of their base salary, is 50%. As of the filing date of this Offering Circular, the Company has not approved or paid any annual cash bonuses for the 2023 year.
(3)	Represents the grant date fair value of RSU and stock option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For information regarding assumptions underlying the valuation of equity awards, see Note 6 to our consolidated financial statements included in this Offering Circular.

Employment Agreements

Employment Arrangement with Dr. Thramann

Commencing after our February 2021 IPO, Dr. Thramann earns an annual salary of $300,000 for his service as our Executive Chairman.

Employment Agreement with Mr. Lawless

On October 13, 2021, we entered into an employment agreement with Mr. Lawless, which supersedes and replaces a prior employment agreement dated February 6, 2012. The employment agreement provides for an initial annual base salary of $260,000 as well as an entitlement to an annual incentive bonus, upon certain conditions, in an amount determined by our board of directors. The target annual bonus for Mr. Lawless, expressed as a percentage of base salary, is 50%.

If the Company terminates Mr. Lawless’s employment without cause or Mr. Lawless terminates for good reason, he is entitled to receive nine months of base salary, (ii) up to nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year. In addition, in the event of a change of control and a subsequent termination of Mr. Lawless’ employment without cause, the Company will accelerate the vesting of all of unvested stock options as of the later of the effective date of the change in control and the last day of service.

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Employment Agreement with Mr. Shoebridge

On October 13, 2021, we entered into an employment agreement with Mr. Shoebridge, which supersedes and replaces a prior employment agreement dated April 1, 2014. The employment agreement provides for an initial annual base salary of $225,000 as well as an entitlement to an annual incentive bonus, upon certain conditions, in an amount determined by our board of directors. The target annual bonus for Mr. Shoebridge, expressed as a percentage of base salary, is 50%.

If the Company terminates Mr. Shoebridge’s employment without cause or Mr. Shoebridge terminates for good reason, he is entitled to receive nine months of base salary, (ii) up to nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year. In addition, in the event of a change of control and a subsequent termination of Mr. Shoebridge’s employment without cause, the Company will accelerate the vesting of all of unvested stock options as of the later of the effective date of the change in control and the last day of service.

Outstanding Equity Awards at December 31, 2023

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2023.

		Option Awards (1)				Stock Awards (1)(2)

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(4)(3)
Dr. Jeffrey Thramann	8/11/2021 (4)	–	–	–	–	6,000	–
	2/16/2022 (5)	–	–	–	–	4,000	2,000
	12/9/2022 (6)	–	–	–	–	5,320	–

Michael Lawless	8/15/2019 (7)	3,221	–	106.50	8/15/2029	–	–
	8/11/2021 (8)	6,000	–	69.75	8/11/2031	–	–
	9/8/2022 (9)	11,320	–	30.25	9/8/2032	–	–

Peter Shoebridge	8/15/2019 (7)	1,097	–	106.50	8/15/2029	–	–
	8/11/2021 (8)	6,000	–	69.75	8/11/2031	–	–
	9/8/2022 (9)	4,258	–	30.25	9/8/2032	–	–

_______________________

(1)	Each equity award is subject to the terms of our 2021 or 2013 Equity Incentive Plan.
(2)	All RSUs are settled, and shares delivered on the vesting date. Accordingly, there are no vested RSUs that remain outstanding.
(3)	Based on the closing price of a share of the Company’s common stock on the Nasdaq Capital Market of $6.25 on December 29, 2023.
(4)	Represents RSU awards that vest 50% on February 16, 2022, 25% on February 16, 2023, and 25% on February 16, 2024.
(5)	Represents RSU awards that vest 33% on February 16, 2023, 33% on February 16, 2024, and 34% on February 16, 2025.
(6)	Represents RSU awards that vest 100% on February 16, 2023.
(7)	2019 grant represents option awards that vest 50% on August 15, 2019, grant date. The remaining portion of the option vests equally over 48 months.
(8)	2021 grant represents option awards that vest 50% on August 12, 2022, 25% on February 16, 2023, and 25% on February 16, 2024.
(9)	2022 grant represents option awards that vest 50% on the September 8, 2022, grant date. The remaining portion of the option vests in two equal installments on February 16, 2023, and February 16, 2024.

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MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the Nasdaq Stock Market under the symbol “AUUD” since our IPO on February 17, 2021. Our Series A Warrants have been traded on the Nasdaq Stock Market under the symbol “AUUDW” since our IPO on February 17, 2021. As of August 22, 2024, there were approximately 141 holders of record of our common stock and 1 holder of record of our Series A warrants. These numbers are based on the actual number of holders registered at such date and does not include holders whose shares are held in “street name” by brokers and other nominees.

Dividends

We have never paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 22, 2024, by (i) each person who beneficially owned more than 5% of our outstanding shares of common stock, (ii) each director, (iii) each Named Executive Officer and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each executive officer and director is c/o Auddia, 1680 38th Street, Suite 130, Boulder, CO 80301.

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of shares of our common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power, and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after August 22, 2024.

The calculations set forth below are based upon 4,444,196 shares of common stock outstanding at August 22, 2024. Unless otherwise indicated below, and subject to community property laws where applicable, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.

	Prior to Offering
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock
5% Stockholders:

Executive Officers and Directors:

Jeffrey Thramann (1)	114,305	2.5%
Michael Lawless (2)	16,986	*
John E. Mahoney (3)	–	--%
Peter Shoebridge (4)	9,436	*
Stephen Deitsch (5)	1,281	*
Timothy J. Hanlon (5)	1,281	*
Thomas Birch (5)	1,281	*
All directors and executive officers as a group (7 persons)	144,570	3.2%

 ___________________

*	Represents beneficial ownership of less than 1%.
(1)	Dr. Thramann is also a director of the Company. Includes (i) 75,545 shares of common stock and (ii) 38,760 shares of common stock underlying Series A warrants. Does not include 5,500 shares underlying currently unvested RSUs granted under our 2021 equity incentive plan.
(2)	Includes (i) 741 shares of common stock, and (ii) 16,246 shares of common stock underlying stock options exercisable within 60 days of December 31, 2023. Does not include 4,330 of unvested options granted under our equity incentive plans.
(3)	Does not include 18,700 of unvested option granted under Mr. Mahoney’s employment agreement.
(4)	Does not include 6,821 of unvested options granted under our equity incentive plans.
(5)	Includes 1,281 shares of common stock. Does not include 1,830 shares underlying currently unvested RSUs granted under our 2021 equity incentive plan.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Transactions

In addition to the executive officer and director compensation arrangements discussed above, below we describe transactions since January 1, 2022 to which we have been or will be a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or 5% security holders, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

On November 14, 2022, we entered into a secured bridge note financing with Richard Minicozzi, who is a significant existing stockholder of the Company, and received $2,000,000 of gross proceeds in connection with this financing. The principal amount of the secured note is $2,200,000. The secured note had a 10% interest rate and maturity on May 31, 2023. The secured note is secured by a lien on substantially all of the Company’s assets. At maturity, Mr. Minicozzi has the option to convert any original issue discount and accrued but unpaid interest into shares of our common stock. In connection with the secured note financing, we issued Mr. Minicozzi 12,000 common stock warrants with a five-year term and a fixed $52.50 per share exercise price.

On April 17, 2023, we entered into an additional Secured Bridge Note (“New Note”) financing with Mr. Minicozzi. We received $750,000 of gross proceeds from the New Note financing. The New Note was issued with a principal amount of $825,000, 10% interest rate and a maturity date on July 31, 2023. The New Note is secured by a lien on substantially all of our assets. At maturity of the New Note, Mr. Minicozzi, has the option to convert any original issue discount and accrued but unpaid interest into shares of our common stock at a fixed conversion price of $0.61 per share.

In connection with the New Note financing, we issued 26,000 common stock warrants to Mr. Minicozzi with a five-year term and a fixed $15.25 per share exercise price, from which 13,000 of these common stock warrants are exercisable immediately. The remaining 13,000 common stock warrants would only become exercisable if the maturity date of the New Note is extended in accordance with the terms of the New Note. As of July 31, 2023, we extended the maturity date of the New Note to November 30, 2023. Upon the July 31, 2023 extension, the interest rate on the New Note increased to 20% from 10%, and the remaining portion of the 13,000 common stock warrants became exercisable. The accredited investor did not exercise the common stock warrants as of December 31, 2023 or subsequent to December 31, 2023 and as of the date of this filing.

Further, in connection with the New Note financing, we agreed with Mr. Minicozzi to make certain amendments to the Prior Note financing. Specifically, we agreed with Mr. Minicozzi to cancel the 12,000 common stock warrants issued as part of the prior financing and, in lieu of the cancelled warrants, we issued to Mr. Minicozzi common stock warrants for 24,000 common shares with an exercise price of $15.25 per common share and a five-year term. From the newly issued 24,000 common stock warrants, 12,000 common stock warrants were exercisable immediately, while the other 12,000 common stock warrants became exercisable at the time of extension of the maturity date of the Prior Note during May of 2023.

On April 9, 2024, we entered into an Amendment and Waiver Agreement relating to the bridge notes with Mr. Minicozzi. Mr. Minicozzi converted $911,384 (the “Rollover Amount”) which is equal to the (i) unpaid accrued interest on the bridge notes plus (ii) the original issue discount (“OID”) on the bridge notes, into equity securities of the Company (the “Rollover Securities”). The Rollover Securities consist of (i) 463,337 prefunded common stock warrants with a per share exercise price of $0.001 per share (the “Prefunded Warrants”) and (ii) 463,337 non-prefunded warrants (the “Non-Prefunded Warrants”) with a per share exercise price equal to $1.967. We also issued Mr. Minicozzi 50,000 new common stock warrants with a five year term as a loan extension fee (“Fee Warrants”). The exercise price of these additional Fee Warrants is $1.967.

We agreed to adjust the exercise price of Mr. Minicozzi’s existing warrants from $15.25 (after adjustment for the recent reverse stock) to $1.967 per share.

54

Mr. Minicozzi will not be able to receive shares upon conversion or exercise, unless prior stockholder approval is obtained, if the number of shares to be issued to the investor, when aggregated with all other shares of common stock then owned by the investor beneficially or deemed beneficially owned by the investor, would (i) result in the investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Securities Exchange Act of 1934 or (ii) otherwise constitute a Change of Control within the meaning of Nasdaq Rule 5635(b). The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the common stock outstanding immediately prior to the proposed issuance of shares of common stock.

We are currently in discussions with Mr. Minicozzi regarding an agreement where (i) the Company would agree to repay the $2.75 million principal of the bridge financing out of the proceeds of a next round financing, and (ii) the accrued interest and original issue discount on the bridge financing would be converted into equity securities.

Related Person Transaction Policy

We have adopted a related-person transaction policy that requires audit committee review and approval of any transaction, arrangement or relationship in which we are a participant and one of our executive officers, directors, director nominees or each person whom we know to beneficially own more than 5% of our outstanding common stock (a “5% stockholder”) (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

55

EXPERTS

Haynie & Company, independent registered public accounting firm, has audited the financial statements of the Company as of December 31, 2023 and for the year ended December 31, 2023, as set forth in their report included herein. The report of Haynie & Company contains an explanatory paragraph about the ability of the Company to continue as a going concern. The 2023 financial statements of the Company are included in this Offering Circular in reliance of Haynie & Company’s report, given on their authority as experts in accounting and auditing.

Daszkal Bolton LLP, independent registered public accounting firm, has audited the financial statements of Auddia Inc. (the “Company”) as of December 31, 2022 and for the year ended December 31, 2022, as set forth in their report included herein. The report of Daszkal Bolton LLP contains an explanatory paragraph about the ability of the Company to continue as a going concern. The 2022 financial statements of the Company are included in this Offering Circular in reliance of Daszkal Bolton LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Carroll Legal LLC, Denver, CO.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be accessed at the SEC’s website http://www.sec.gov. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

56

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Offering Circular, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this Offering Circular contain important information that you should read about us.

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this Offering Circular, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise expressly incorporated by reference herein):

•	our Annual Report on Form 10-K for the year ended December 31, 2023;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2024, February 2, 2024, February 27, 2024, April 15, 2024, and April 29, 2024; and

•	the description of our securities registered pursuant to Section 12 of the Exchange Act our Registration Statement on Form 8-A (File No. 001-40071), filed with the SEC under Section 12(b) of the Exchange Act, on February 16, 2021, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Offering Circular and prior to the termination of the offering of the shares hereunder. Nothing in this Offering Circular shall be deemed to incorporate information furnished but not filed with the SEC, unless specifically noted otherwise.

Any statement made in this Offering Circular or in a document incorporated by reference into this Offering Circular will be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained in this Offering Circular or in any other subsequently filed document that also is incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Auddia Inc.

Attn: Investor Relations

1680 38th Street, Suite 130

Boulder, CO 80301

Telephone: (303) 219-9771

In addition, you may access the documents incorporated by reference herein free of charge on the SEC’s website. See also “Where You Can Find More Information.”

57

INDEX TO FINANCIAL STATEMENTS

Auddia Inc.

Unaudited Financial Statements for the Three and Six Months Ended June 30, 2024

Audited Financial Statements for the Years Ended December 31, 2023 and 2022

F-1

PART I – FINANCIAL INFORMATION

Item 1.	Financial Statements

Auddia Inc.

Condensed Balance Sheets

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,882,205	$804,556
Accounts receivable, net	358	494
Prepaid assets	121,101	50,608
Other current assets	17,189	7,150
Total current assets	2,020,853	862,808

Non-current assets:
Property and equipment, net of accumulated depreciation	13,838	18,099
Intangible assets, net of accumulated amortization	3,279	3,947
Software development costs, net of accumulated amortization	2,912,855	3,347,935
Operating lease right of use asset	88,397	–
Deferred offering costs	101,328	170,259
Total non-current assets	3,119,697	3,540,240
Total assets	$5,140,550	$4,403,048

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$313,266	$911,664
Notes payable to related party, net of debt issuance costs	–	3,025,000
Current portion of operating lease liability	23,621	–
Stock awards liability	26,276	45,964
Total current liabilities	363,163	3,982,628
Non-current operating lease liability	68,825	–
Total liabilities	431,988	3,982,628

Commitments and contingencies (Note 5)

Shareholders' equity:
Series B Preferred stock - $0.001 par value, 3,000 authorized and 2,314 and 0 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	2	–
Common stock - $0.001 par value, 100,000,000 authorized and 2,794,196 and 854,162 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	2,794	854
Additional paid-in capital	89,759,849	80,962,896
Accumulated deficit	(85,054,083)	(80,543,330)
Total shareholders' equity	4,708,562	420,420
Total liabilities and shareholders' equity	$5,140,550	$4,403,048

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

Auddia Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue	$–	$–	$–	$–

Operating expenses:
Direct cost of services	50,227	45,038	98,400	87,339
Sales and marketing	216,868	223,760	363,263	448,879
Research and development	159,588	180,363	325,095	390,489
General and administrative	734,325	892,510	1,945,124	1,819,336
Depreciation and amortization	493,382	442,618	977,128	885,653
Total operating expenses	1,654,390	1,784,290	3,709,010	3,631,696
Loss from operations	(1,654,390)	(1,784,290)	(3,709,010)	(3,631,696)

Other expense:
Interest expense	(16,647)	(538,572)	(169,355)	(846,478)
Change in fair value of warrants	(632,388)	–	(632,388)	–
Total other expense	(649,035)	(538,572)	(801,743)	(846,478)
Loss before income taxes	(2,303,425)	(2,322,862)	(4,510,753)	(4,478,174)
Provision for income taxes	–	–	–	–
Net loss	$(2,303,425)	$(2,322,862)	$(4,510,753)	$(4,478,174)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.86)	$(3.78)	$(2.38)	$(7.96)

Weighted average common shares outstanding
Basic and diluted	2,677,712	614,092	1,891,556	562,346

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

Auddia Inc.

Condensed Statements of Changes in Stockholders’ Equity

for the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

	Series B Preferred Stock		Common Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In-Capital	Accumulated Deficit	Total
Balance, December 31, 2023	–	$–	854,162	$854	$80,962,896	$(80,543,330)	$420,420
Issuance of common shares, net of costs	–	–	1,340,034	1,340	3,605,168	–	3,606,508
Offering costs	–	–	–	–	(44,404)	–	(44,404)
Share-based compensation	–	–	–	–	173,289	–	173,289
Net loss	–	–	–	–	–	(2,207,328)	(2,207,328)
Balance, March 31, 2024	–	–	2,194,196	2,194	84,696,949	(82,750,658)	1,948,485
Issuance of common shares, net of costs	–	–	600,000	600	1,245,400	–	1,246,000
Issuance of Series B preferred stock and warrants	2,314	2	–	–	2,238,573	–	2,238,575
Conversion of debt to equity	–	–	–	–	1,543,772	–	1,543,772
Offering costs	–	–	–	–	(97,333)	–	(97,333)
Share-based compensation	–	–	–	–	132,488	–	132,488
Net loss	–	–	–	–	–	(2,303,425)	(2,303,425)
Balance, June 30, 2024	2,314	$2	2,794,196	$2,794	$89,759,849	$(85,054,083)	$4,708,562

	Series B Preferred Stock		Common Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In-Capital	Accumulated Deficit	Total
Balance, December 31, 2022	–	$–	506,198	$506	$75,585,411	$(71,735,834)	$3,850,083
Exercise of restricted stock units and warrants	–	–	7,830	8	42,789	–	42,797
Share-based compensation	–	–	–	–	357,680	–	357,680
Net loss	–	–	–	–	–	(2,155,312)	(2,155,312)
Balance, March 31, 2023	–	–	514,028	514	75,985,880	(73,891,146)	2,095,248
Issuance of common shares, net of costs	–	–	283,861	284	3,963,600	–	3,963,884
Issuance of warrants	–	–	–	–	383,004	–	383,004
Share-based compensation	–	–	–	–	224,856	–	224,856
Reclassification of share-based compensation liability	–	–	–	–	(12,352)	–	(12,352)
Net loss	–	–	–	–	–	(2,322,862)	(2,322,862)
Balance, June 30, 2023	–	$–	797,888	$798	$80,544,988	$(76,214,008)	$4,331,778

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

Auddia Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(4,510,753)	$(4,478,174)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Finance charge associated with debt issuance cost	–	695,947
Depreciation and amortization	977,128	885,653
Share-based compensation expense	305,777	582,536
Change in fair value of warrants	632,388	–
Amortization of right of use asset	6,914	–
Change in assets and liabilities:
Accounts receivable	136	(234)
Prepaid assets	(70,493)	(65,286)
Other current assets	(10,039)	–
Accounts payable and accrued liabilities	37,986	164,830
Lease liabilities	(2,865)	–
Net cash used in operating activities	(2,633,821)	(2,214,728)

Cash flows from investing activities:
Purchase of property and equipment	(8,518)	–
Software capitalization	(528,602)	(529,503)
Net cash used in investing activities	(537,120)	(529,503)

Cash flows from financing activities:
Offering costs	(72,807)	–
Net settlement of share-based compensation liability	(19,686)	(78,580)
Proceeds from related party debt, net of original issue discount	–	750,000
Repayments of related party debt	(2,750,000)	–
Proceeds from issuance of preferred shares, net of issuance costs	2,238,575	–
Proceeds from issuance of common shares, net of issuance costs	4,852,508	4,016,521
Net cash provided by financing activities	4,248,590	4,687,941

Net increase in cash	1,077,649	1,943,710

Cash, beginning of year	804,556	1,661,434

Cash and restricted cash, end of period	$1,882,205	$3,605,144

Supplemental disclosures of cash flow information:
Cash paid for Interest	$1,045	$4,460
Cash paid for taxes	$–	$–

Supplemental disclosures of non-cash activity:
Reclassification of deferred offering cost	$68,931	$52,637
Original issue discount and issuance of warrants on related party debt	$–	$458,004
Issuance of warrants in connection with related party debt	$911,384	$–
Right of use asset and assumption of operating lease liability	$95,311	$–

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-5

Auddia Inc.

Notes to Condensed Financial Statements (Unaudited)

Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Auddia Inc., (the “Company”, “Auddia”, “we”, “our”) is a technology company that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. The Company is incorporated in Delaware and headquartered in Colorado.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Interim Financial Information

The condensed financial statements of the Company included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from this Quarterly Report, as is permitted by such rules and regulations. The condensed balance sheet as of December 31, 2023 has been derived from the financial statements included in the Company’s annual report on Form 10-K. Accordingly, these condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K. The results for any interim period are not necessarily indicative of results for any future period. The Company recorded all adjustments necessary for a fair statement of the results for the interim period and all such adjustments are of a normal recurring nature.

Reverse Stock Split

The Company filed an amendment to its Certificate of Incorporation with the Secretary of State in Delaware which became effective as of 5:00 P.M. Eastern Time on February 26, 2024. As a result, every twenty-five (25) issued shares of common stock were automatically combined into one share of common stock.

Shares of the Company’s common stock were assigned a new CUSIP number (05072K 206) and began trading on a split-adjusted basis on February 27, 2024.

The reverse stock split did not change the authorized number of shares of the Company’s common stock. No fractional shares were issued and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. Therefore, stockholders with less than 25 shares received one share of stock.

All stock amounts have been retrospectively adjusted to account for the reverse stock split. The reverse stock split applies to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

F-6

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The condensed financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to valuation of capital stock, warrants and options to purchase shares of the Company’s common stock, and the estimated recoverability and amortization period for capitalized software development costs. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Risks and Uncertainties

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development. Such risks and uncertainties include, but are not limited to, its limited operating history, competition from other companies, limited access to additional funds, dependence on key personnel, and management of potential rapid growth. To address these risks, the Company must, among other things, develop its customer base; implement and successfully execute its business and marketing strategy; develop follow-on products; provide superior customer service; and attract, retain, and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these or other such risks.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period to comply with certain new or revised accounting standards that have different effective dates for public and private companies.

Going Concern

The Company had cash and cash equivalents of $1,882,205 as of June 30, 2024. The Company will need additional funding to complete the development of the full product line and scale products with a demonstrated market fit. The Company raised an additional $7.1 million during 2024 and paid down $2.75 million in Secured Bridge Notes. Management has plans to secure such additional funding. If the Company is unable to raise capital when needed or on acceptable terms, the Company will be forced to delay, reduce, or eliminate technology development and commercialization efforts.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Management has plans to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, such as the White Lion equity line of credit (refer to Note 7) and additional future financing agreements. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s current level of cash is not sufficient to execute the business plan. For the foreseeable future, the Company will incur significant operating expenses, capital expenditures and working capital funding that will deplete cash on hand during the fourth quarter of 2024.

F-7

Cash and Cash Equivalents

The Company had cash on hand of $1,879,187 and $801,448 as of June 30, 2024 and December 31, 2023, respectively.

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had cash equivalents of $3,018 and $3,108 as of June 30, 2024 and December 31, 2023, respectively.

The Company maintains cash deposits at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. As of June 30, 2024, the Company had approximately $1.6 million in excess of federally insured limits. As of December 31, 2023, the Company had approximately $0.6 million in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Software Development Costs

The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable.

The Company ceases capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by the Company’s management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies.

Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are considered impaired and expensed during the period of such determination. The Company determined that no such impairments were required during the three and six months ended June 30, 2024 and 2023. Software development costs of $255,214 and $258,929 were capitalized for the three months ended June 30, 2024 and 2023, respectively. Software development costs of $528,602 and $529,503 were capitalized for the six months ended June 30, 2024 and 2023, respectively. Amortization of capitalized software development costs was $486,764 and $436,425 for the three months ended June 30, 2024, and 2023, respectively and $963,682 and $872,850 for the six months ended June 30, 2024 and 2023, respectively, and is included in depreciation and amortization expense in the Company’s condensed statement of operations.

Revenue Recognition

Revenue will be measured according to Accounting Standards Codification (“ASC”) 606, Revenue – Revenue from Contracts with Customers, and will be recognized based on consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties. The Company will recognize revenue when a performance obligation is satisfied by transferring control over a service or product to a customer. The Company will report revenues net of any tax assessed by a governmental authority that is both imposed on, and concurrent with, a specific revenue-producing transaction between a seller and a customer in the condensed statements of operations. Collected taxes will be recorded within Other current liabilities until remitted to the relevant taxing authority.

Subscriber revenue will consist primarily of subscription fees and other ancillary subscription-based revenues. Revenue will be recognized on a straight-line basis when the performance obligations to provide each service for the period are satisfied, which is over time as our subscription services are continuously available and can be consumed by customers at any time. There is no revenue recognized for unpaid trial subscriptions.

F-8

Customers may pay for the services in advance of the performance obligation and therefore these prepayments would be recorded as deferred revenue. The deferred revenue will be recognized as revenue in the statement of operations as the services are provided.

Share-Based Compensation

The Company accounts for share-based compensation arrangements with employees, directors, and consultants and recognizes the compensation expense for share-based awards based on the estimated fair value of the awards on the date of grant in accordance with ASC 718.

Compensation expense for all share-based awards is based on the estimated grant-date fair value and recognized in earnings over the requisite service period (generally the vesting period). The Company records share-based compensation expense related to non-employees over the related service periods.

Certain share-based compensation awards include a net-share settlement feature that provides the grantee an option to withhold shares to satisfy tax withholding requirements and are classified as a share-based compensation liability. Cash paid to satisfy tax withholdings is classified as financing activities in the condensed statements of cash flows.

Warrants

The Company account for warrants as equity-classified instruments, based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

In connection with the amendment to the Secured Bridge Notes (see Note 4), the Company converted $911,384, consisting of accrued interest and the original issue discount on the Bridge Notes, into equity securities. As a result of the conversion, the Company recognized a change in the fair value of warrants in the amount of $632,388 during the three and six months ended June 30, 2024.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. The reclassifications did not have an impact on net loss as previously reported.

F-9

Note 2 – Property & Equipment, Intangible Assets, and Software Development Costs

Property and equipment and software development costs consisted of the following as of:

	June 30, 2024	December 31, 2023

Computers and equipment	$106,870	$102,348
Furniture	11,258	7,263
Accumulated depreciation	(104,290)	(91,512)
Total property and equipment, net	$13,838	$18,099

Domain name	$3,947	$3,947
Accumulated amortization	(668)	–
Total intangible assets, net	$3,279	$3,947

Software development costs	$8,183,809	$7,655,206
Accumulated amortization	(5,270,954)	(4,307,271)
Total software development costs, net	$2,912,855	$3,347,935

The Company recognized depreciation expense of $6,284 and $6,193 for the three months ended June 30, 2024 and 2023, respectively related to property and equipment, amortization expense of $334 and $0 for the three months ended June 30, 2024 and 2023, respectively related to intangible assets, and amortization expense of $486,764 and $436,425 for the three months ended June 30, 2024 and 2023, respectively related to software development costs. The Company recognized depreciation expense of $12,778 and $12,803 for the six months ended June 30, 2024 and 2023, respectively related to property and equipment, amortization expense of $668 and $0 for the six months ended June 30, 2024 and 2023, respectively related to intangible assets, and amortization expense of $963,682 and $872,850 for the six months ended June 30, 2024 and 2023, respectively related to software development costs.

Note 3 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	June 30, 2024	December 31, 2023

Accounts payable and accrued liabilities	$304,587	$424,510
Credit cards payable	8,679	16,975
Accrued interest	–	470,179
	$313,266	$911,664

F-10

Note 4 – Notes Payable to Related Party, net of debt issuance costs

During November 2022, the Company entered into a Secured Bridge Note (the “Prior Note”) financing with an accredited investor and existing shareholder of the Company. The Prior Note had a principal amount of $2,200,000, including an original issue discount of $200,000. The Prior Note bore interest at an annual stated interest rate of 10% with an original maturity date of May of 2023. The Prior Note is secured by a lien on substantially all of the Company’s assets. At maturity, the lender had the option to convert the original issue discount and accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $30.75 per share. The conversion option was available to the lender at the earlier of (i) maturity, or (ii) payback of all the principal. The embedded conversion option was not accounted for separately, in accordance with the guidance outlined in ASC 815-40, as it was considered indexed to the Company’s shares. The Company had the option to extend the maturity date by six months to November 2023. In the event of an extension, the Company will issue additional warrants, and the interest rate on the Note will increase to 20%.

In connection with the Prior Note financing, the Company issued 12,000 common stock warrants with a five-year term at an exercise price of $52.50 per share. At the time of issuance, the common stock warrants were valued at $361,878 and recorded as a debt discount to the Prior Note. The issued common stock warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

During April 2023, the Company entered into an additional Secured Bridge Note (the “New Note”) financing with the same accredited investor and significant existing shareholder. The New Note had a principal amount of $825,000, including an original issue discount of $75,000. The New Note bore interest at an annual stated interest rate of 10% with an original maturity date of July 2023. The New Note is secured by a lien on substantially all of the Company’s assets. At maturity, the lender had the option to convert the original issue discount and accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $52.50 per share. The conversion option was available to the lender at the earlier of (i) maturity, or (ii) payback of all the principal. The embedded conversion option was not accounted for separately, in accordance with the guidance outlined in ASC 815-40, as it was considered indexed to the Company’s shares.

In connection with the New Note financing, the Company issued 26,000 common stock warrants with a five-year term at an exercise price of $52.50 per share, from which 13,000 common stock warrants were exercisable immediately and were exercisable in the event that the loan term is extended. At the time of issuance, the common stock warrants were valued at $252,940, which was recorded as an additional debt discount to the New Note. The issued common stock warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

During April 2023, the Company also modified the terms of the Prior Note and cancelled the original 12,000 common stock warrants issued with the Prior Note. The Company recognized the modification in accordance with ASC 815-40-35, which resulted in the recognition of debt discount in the amount of $35,981. In lieu of the cancelled common stock warrants, the Company issued 24,000 new common stock warrants with a five-year term at an exercise price of $52.50 per share. From the newly issued 24,000 new common stock warrants, 12,000 common stock warrants were fully vested and immediately exercisable, while the remaining 12,000 common stock warrants remained unvested. The issued common stock warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

In May of 2023, the Company renegotiated with the lender an extension of the maturity date of the Prior Note for six months to November 2023 with an increased annual interest rate of 20% and issued an additional 12,000 common stock warrants to the lender. The additional common stock warrants were valued at $94,083 and recorded as an additional debt discount. The issued common stock warrants were classified in equity as they were considered indexed to the Company’s shares in accordance with ASC 815-40. In connection with this extension, the 12,000 outstanding unvested warrants became vested and exercisable.

On July 31, 2023, the Company extended the maturity date of the New Note to November 30, 2023. In connection with such extension, 13,000 outstanding unvested common stock warrants became vested and exercisable. There was no change in the application of the accounting under ASC 815-40.

F-11

As of June 30, 2024 and December 31, 2023, the balance of the Prior Note, net of debt issuance costs, was $0 and $2,200,000, respectively. Interest expense related to the Prior Note, including interest incurred, amortization of the debt discount, and the warrant amortization for the three months ended June 30, 2024 and 2023 was $11,000 and $261,861, respectively. Interest expense related to the Prior Note, including interest incurred, amortization of the debt discount, and the warrant amortization for the six months ended June 30, 2024 and 2023 was $121,000 and $261,861, respectively. As of June 30, 2024 and December 31, 2023, the balance of the New Note issued in April 2023, net of debt issuance costs, was $0 and $825,000 respectively. Interest expense related to the New Note, including interest incurred, amortization of the debt discount, and the warrant amortization for the three months ended June 30, 2024 and 2023 was $4,068 and $273,204. Interest expense related to the New Note, including interest incurred, amortization of the debt discount, and the warrant amortization for the six months ended June 30, 2024 and 2023 was $45,205 and $273,204.

On April 9, 2024, the Company and the investor entered into an Amendment and Waiver Agreement relating to the Bridge Notes.

The Company agreed to pay $2.75 million in cash to the Investor in repayment of the principal of the Bridge Notes (exclusive of the $275,000 of original issue discount on the Bridge Notes) shortly after the closing by the Company of one or more equity financings with total gross proceeds to the Company of not less than $6,000,000.

On April 26, 2024, the Company repaid $2.75 million of principal on its Secured Bridge Notes.

Effective April 9, 2024, the Investor converted $911,384 (the “Rollover Amount”) which is equal to the (i) unpaid accrued interest on the Bridge Notes plus (ii) the original issue discount (“OID”) on the Bridge Notes, into equity securities of the Company (the “Rollover Securities”).

The Rollover Securities consist of (i) 463,337 prefunded common stock warrants with a per share exercise price of $0.001 per share (the “Prefunded Warrants”) and (ii) 463,337 non-prefunded warrants (the “Non-Prefunded Warrants”) with a per share exercise price equal to $1.967. As of the date and time of the Amendment and Waiver Agreement, the Nasdaq Minimum Price (as defined in the applicable Nasdaq listing rules) for the Company’s common stock was $1.966.

The number of Prefunded Warrants was determined by dividing the Rollover Amount by $1.967. The number of Non-Prefunded Warrants is equal to the number of Prefunded Warrants (i.e. 100% warrant coverage). The Non-Prefunded Warrants have a price adjustment provision which will adjust the exercise price downward in the event that the Company issues equity securities in the future at an effective per share price below the then current exercise price. In order to assure compliance with applicable Nasdaq rules, the Non-Prefunded Warrants shall not be exercisable for six months following the date of issue.

The Company issued to the Investor 50,000 new common stock warrants with a five-year term as a loan extension fee (“Fee Warrants”). The exercise price of these additional Fee Warrants is $1.967. The Fee Warrants have a price adjustment provision which will adjust the exercise price downward in the event that the Company issues equity securities in the future at an effective per share price below the then current exercise price. In order to assure compliance with applicable Nasdaq rules, the Fee Warrants shall not be exercisable for six months following the date of issue.

The Non-Prefunded Warrants and Fee Warrants had a total valuation of $811,402 and the Prefunded Warrants had a valuation of $732,370. As a result, the Company recorded $911,384 as a non-cash charge in connection with the issuance of warrants related to the Secured Bridge Notes and a change in the fair value of warrants of $632,388, which is included in other expense in the accompanying statements of operations. All Warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

The Company agreed to adjust the exercise price of the Investor’s Existing Warrants from $15.25 (after adjustment for the recent reverse stock) to $1.967 per share.

The Investor will not be able to receive shares upon exercise of any of the foregoing securities, unless prior stockholder approval is obtained, if (i) the number of shares to be issued would exceed 20% of the Company’s outstanding number of shares at a discount to the applicable Nasdaq Minimum Price or (ii) the number of shares to be issued would result in in a Change of Control within the meaning of Nasdaq Rule 5635(b).

F-12

Note 5 – Commitments and Contingencies

Operating Lease

On March 25, 2024, the Company entered into a new 37-month operating lease commencing on April 1, 2024 with two separate two year renewal options. The monthly base rent for months two through 14 is $2,456, increasing to $3,070 for months 15 through 26, and ending at $3,684 for months 27 through 37. Rent expense, as part of general and administrative expenses in the condensed statement of operations, was $8,960 and $13,760 for the three and six months ended June 30, 2024, respectively, which consisted of the new lease and a temporary month-to-month lease the Company entered into until a long-term space was identified. Rent expense was $25,385 and $37,438 for the three and six months ended June 30, 2023, respectively, under the former lease that terminated in December 2023.

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company. There are no active litigations as of the date the financial statements were issued. However, a pre-IPO investor has contacted the Company claiming damages caused by alleged acts and omissions arising from a private financing by the Company. No complaint has been filed by the investor. The alleged damages asserted by the investor are less than approximately $300,000. The outcome of the complaint was neither probable or estimable as of the date the financial statements were issued, therefore, no accrual has been made.

NASDAQ Deficiencies

The Nasdaq listing rules require listed securities to maintain a minimum bid price of $1.00 per share. As previously reported in the Current Report on Form 8-K filed on November 28, 2023, the Company received a written notice from Nasdaq indicating that it was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing. As a result, the Nasdaq staff determined to delist the Company’s Common Stock from Nasdaq, unless the Company timely requests an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The hearing with the Panel occurred on January 18, 2024.

On November 21, 2023, the Company received a written notice from Nasdaq indicating that it was not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Requirement”). In the Company’s quarterly report on Form 10-Q for the period ended September 30, 2023, the Company reported stockholders’ equity of $2,415,012, and, as a result, did not satisfy Listing Rule 5550(b)(1). Nasdaq’s November written notice had no immediate impact on the listing of our common stock. The hearing with the Panel occurred on January 18, 2024, and addressed all outstanding listing compliance matters, including compliance with the Stockholders’ Equity Notice as well as compliance with the Bid Price Requirement.

On January 30, 2024, the Panel granted the Company’s request for an exception to Nasdaq’s listing rules until April 22, 2024, to demonstrate compliance with all applicable continued listing requirements for the Nasdaq Capital Market.

On March 20, 2024, the Company received a letter from Nasdaq stating it had regained compliance with the minimum bid requirement. The Panel reminded the Company that although it regained compliance with the minimum bid requirement, it is also required to regain compliance with the equity requirement. Therefore, this matter will remain open until the Company demonstrates compliance with all requirements.

On April 16, 2024, the Company received a letter from Nasdaq granting an exception to the Exchange’s listing rules until May 20, 2024, to demonstrate compliance with Listing Rule 5550(b)(1) (the “Equity Rule”).

F-13

On May 24, 2024, the Company received a letter from Nasdaq indicating that the Company has regained compliance with the equity requirement in Listing rule 5550(b) (1) (the Equity Rule”.) The Company will be subject to a Mandatory Panel Monitor for a period of one year from the date of the letter in accordance with application of Listing Rule 5815(d)(4)(B).

The Company’s receipt of these Nasdaq letters does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

Note 6 – Share-based Issuances

Stock Options

The following table presents the activity for stock options outstanding:

	Options	Weighted Average Exercise Price
Outstanding - December 31, 2023	84,895	$47.79
Granted	–	–
Forfeited/canceled	(847)	59.48
Exercised	–	–
Outstanding – June 30, 2024	84,048	$47.68

	Options	Weighted Average Exercise Price
Outstanding - December 31, 2022	66,527	$61.25
Granted	8,008	23.50
Forfeited/canceled	(7,958)	37.50
Exercised	–	–
Outstanding – June 30, 2023	66,577	$59.50

The following table presents the composition of options outstanding and exercisable:

	Options Outstanding**			Options Exercisable**
Exercise Prices	Number	Price	Life*	Number	Price*
$67.56	346	$67.56	0.25	346	$67.56
$72.39	2,131	$72.54	3.36	2,131	$72.39
$106.50	6,853	$106.50	4.98	6,853	$106.50
$69.75	30,891	$69.75	6.48	29,041	$69.75
$44.75	7,550	$44.75	6.89	4,475	$44.75
$30.25	15,577	$30.25	8.20	14,247	$30.25
$9.90	2,000	$9.90	8.94	500	$9.90
$6.25	18,700	$6.25	9.46	–	$6.25
Total – June 30, 2024	84,048			57,593

*	Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.
**	The Company’s options summarized above have been retroactively restated for the effect of the 25-for-1 reverse stock split.

F-14

Restricted Stock Units

The following table presents the activity for restricted stock units outstanding:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding - December 31, 2023	11,490	$59.36
Granted	–	–
Forfeited/canceled	–	–
Vested/issued	–	–
Outstanding – June 30, 2024	11,490	$59.36

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding - December 31, 2022	22,554	$53.50
Granted	1,500	31.00
Forfeited/canceled	(4,734)	45.75
Vested/issued	(7,830)	45.75
Outstanding – June 30, 2023	11,490	$59.25

The Company recognized share-based compensation expense related to stock options and restricted stock units of $132,488 and $224,856 for the three months ended June 30, 2024 and 2023, respectively, and $305,777 and $582,536 for the six months ended June 30, 2024 and 2023, respectively. The remaining unvested share-based compensation expense of $414,721 is expected to be recognized over the next 42 months.

Note 7 – Equity Financings

Equity Line Sales of Common Stock

On November 14, 2022, the Company entered into a Common Stock Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”) for an equity line facility.

In April and June 2023, the Company closed on three sales of Common Stock under the White Lion Purchase Agreement. As a result, the Company issued an aggregate of 2,361,514 common shares and received aggregate proceeds of approximately $1.3 million.

Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes.

The White Lion Purchase Agreement prohibits the Company from issuing and selling any shares of common stock to White Lion to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by White Lion, would cause White Lion’s beneficial ownership of common stock to exceed 9.99% (the “Beneficial Ownership Cap”).

F-15

The Company recognized all offering costs related to the equity line of credit as deferred offering costs in accordance with the guidance in ASC 835-30-S45.

Replacement Equity Line with White Lion

On November 6, 2023, the Company entered into a new Common Stock Purchase Agreement and a related registration rights agreement with White Lion. Pursuant to the new Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time until December 31, 2024, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. In connection with the new Common Stock Purchase Agreement, the parties agreed to terminate the previous Common Stock Purchase Agreement with White Lion.

During the six months ended June 30, 2024, the Company closed on several sales of Common Stock under the White Lion Purchase Agreement. As a result, the Company issued an aggregate of 1,940,000 common shares and received aggregate proceeds of approximately $4.9 million.

$2.3 Million Convertible Preferred Stock and Warrants Financing

On April 23, 2024, the Company entered into a securities purchase agreement with accredited investors for a convertible preferred stock and warrants financing. The Company received $2,314,000 of gross proceeds in connection with the closing of this financing.

At the closing, the Company issued 2,314 shares of Series B convertible preferred stock (“Series B Preferred Stock”) at a purchase price of $1,000 per share of Series B Preferred Stock. The Series B Preferred Stock is convertible into Common Stock at an initial conversion price (“Conversion Price”) of $1.851 per share of Common Stock. The Company also issued warrants (“Warrants”) exercisable for 1,250,137 shares of Common Stock with a five-year term and an initial exercise price of $1.851 per share.

The proceeds of this financing, together with other available cash resources, were used to repay outstanding debt and for general corporate purposes.

Warrants

The following table presents the activity for warrants outstanding:

	Warrants	Weighted Average Exercise Price
Outstanding - December 31, 2023	216,884	$96.00
Granted	2,226,811	1.85
Forfeited/cancelled/restored	(14,154)	–
Exercised	–	–
Outstanding – June 30, 2024	2,429,541	$15.00

F-16

Note 8 – Leases under ASC 842

The Company leases certain office space under operating leases for use in operations. The Company recognizes operating lease expense on a straight-line basis over the lease term. Management determines if an arrangement is a lease at contract inception. Lease and non-lease components are accounted for as a single component for all leases. Operating lease right to use (“ROU”) assets and liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term, which includes optional renewal periods if the Company determines it is reasonably certain that the option will be exercised. As the operating lease does not provide an implicit rate, the discount rate used in the present value calculation represents the incremental borrowing rate determined using information available at the commencement date. For the three and six months ended June 30, 2024, the Company recorded operating lease expense of $8,960 and $8,960, respectively, which is included in general and administrative expenses in the Company’s accompanying condensed statements of operations. As of June 30, 2024, weighted-average remaining lease term and discount rate were as follows:

June 30, 2024
Weighted-average remaining lease term	4.8 years
Weighted-average discount rate	8.6%

The following is a maturity analysis of the annual undiscounted cash flows reconciled to the carrying value of the operating lease liabilities as of June 30, 2024:

Years Ended December 31,
2024	$14,735
2025	34,382
2026	41,749
2027	14,735
Less imputed interest	(13,155)
Total	$92,446

Note 9 – Subsequent Events

Management evaluated subsequent events and transactions that occurred after the balance sheet date, up to the date that the financial statements were issued. Based upon this review, other than as set forth below, management did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Auddia, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Auddia, Inc. (the Company) as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a deficiency in stockholders’ equity that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Retrospective Adjustment for Reverse Stock Splits

We have audited the adjustments to the 2022 financial statements to retrospectively apply the effects of the reverse stock split, as described in Notes 1 and 9. In our opinion, such retrospective adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2022 financial statements of the Company other than with respect to these retrospective adjustments for the reverse stock split and, accordingly, we do not express an opinion or any other form of assurance on the 2022 financial statements taken as a whole.

/s/ Haynie & Company

Haynie & Company

Littleton, Colorado

April 1, 2024

We have served as the Company’s auditor since 2023.

F-18

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Auddia Inc.

Boulder, Colorado

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the effects of the reverse stock split described in Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies – Reverse Stock Split (Reverse Stock Split), the accompanying balance sheet of Auddia Inc. (the “Company”) at December 31, 2022, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, before the effects of the adjustments to retrospectively apply the reverse stock split described in Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies – Reverse Stock Split (Reverse Stock Split), the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments for the retrospective effect of the Stock Split described in Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies – Reverse Stock Split (Reverse Stock Split), and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments and disclosures are appropriate and have been properly applied. Those adjustments and disclosures were audited by Haynie & Company. (The 2022 financial statements before the effects of the adjustments discussed in Note 1 – Reverse Stock Split and the disclosures described in Note 6 – Share-based Compensation, Note 7 – Equity Financing – Warrants, and Note 9 – Net Loss Per Share are not presented herein).

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a deficiency in working capital and shareholders’ equity that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

F-19

Critical Audit Matters

The critical audit matters communicated below are matters arising from the audit of the December 31, 2022 financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Intangible Assets Impairment Assessment

As described in Notes 1 and 2 to the financial statements, the Company has software development costs of approximately $4.1 million at December 31, 2022. No directly observable market inputs are available to measure the fair value to determine if the asset is recoverable. Therefore, an estimate is derived indirectly and is based on a mix of cash flow and market models. The estimate that management used in calculating the fair values depend on assumptions specific to the nature of the markets in which its product operates with regard to the amount and timing of projected future revenues, operating cash flows, long-term subscriber demand forecasts, actions of competitors (competing content), capital expenditures, and future tax rates.

The principal considerations for our determination that performing procedures relating to the intangible assets impairment assessment is a critical audit matter are the significant judgment by management when developing the fair value of the intangible assets. This led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the amount and timing of projected future cash flows.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included testing management’s process for developing the fair value estimate; evaluating the appropriateness of the valuation techniques; testing the completeness and accuracy of underlying data used in the model; and evaluating the significant assumptions used by management, including the amount and timing of projected future cash flows. Evaluating management’s assumptions related to the amount and timing of projected future cash flows and evaluating whether the assumptions used by management were reasonable considering the current and past performance of the intangible assets, the consistency with external market and industry data, and whether these assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

Boca Raton, Florida

March 20, 2023

We served as the Company’s auditor from 2020 to March 2023.

F-20

Auddia, Inc.

Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$804,556	$1,661,434
Accounts receivable, net	494	137
Prepaid insurance	28,993	–
Total current assets	834,043	1,661,571

Non-current assets:
Property and equipment, net of accumulated depreciation	18,099	41,080
Software development costs, net of accumulated amortization	3,347,935	4,134,225
Deferred offering costs	170,259	222,896
Prepaids and other non-current assets	32,712	51,754
Total non-current assets	3,569,005	4,449,955
Total assets	$4,403,048	$6,111,526

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$911,664	$324,138
Notes payable to related party, net of debt issuance costs	3,025,000	1,775,956
Stock awards liability	45,964	161,349
Total current liabilities	3,982,628	2,261,443
Total liabilities	3,982,628	2,261,443

Commitments and contingencies (Note 5)

Shareholders’ equity:
Preferred stock - $0.001 par value, 10,000,000 authorized and 0 shares issued and outstanding	–	–
Common stock - $0.001 par value, 100,000,000 authorized and 854,162 and 506,198 shares issued and outstanding December 31, 2023 and December 31, 2022, respectively (1)	854	506
Additional paid-in capital	80,962,896	75,585,411
Accumulated deficit	(80,543,330)	(71,735,834)
Total shareholders’ equity	420,420	3,850,083
Total liabilities and shareholders’ equity	$4,403,048	$6,111,526

(1)	The Company’s common stock outstanding as of December 31, 2023 and 2022 has been retroactively restated for the effect of the 25-for-1 reverse stock split.

See Accompanying Notes to Financial Statements.

F-21

Auddia, Inc.

Statements of Operations

	Year Ended
	December 31,
	2023	2022
Revenue	$–	$–

Operating expenses:
Direct cost of services	181,679	180,690
Sales and marketing	1,096,106	1,673,692
Research and development	781,017	654,879
General and administrative	3,576,729	3,223,520
Depreciation and amortization	1,840,837	991,639
Total operating expenses	7,476,368	6,724,420
Loss from operations	(7,476,368)	(6,724,420)

Other (expense) income:
Interest expense	(1,331,128)	(173,027)
Interest income	–	1
Total other expense	(1,331,128)	(173,026)
Loss before income taxes	(8,807,496)	(6,897,446)
Provision for income taxes	–	–
Net loss	$(8,807,496)	$(6,897,446)

Net loss per share attributable to common stockholders
Basic and diluted	$(12.93)	$(13.79)

Weighted average common shares outstanding (1)
Basic and diluted	681,229	500,095

(1)	The Company’s weighted average common shares outstanding for the years ended December 31, 2023 and 2022 have been retroactively restated for the effect of the 25-for-1 reverse stock split.

See Accompanying Notes to Financial Statements.

F-22

Auddia Inc.

Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2023 and 2022

Year Ended December 31, 2023

	Common Stock (1)		Additional
	Number of Shares	Par Value	Paid-In- Capital (1)	Accumulated Deficit	Total

Balance, December 31, 2022	506,198	$506	$75,585,411	$(71,735,834)	$3,850,083

Issuance of common shares, net of costs	283,861	284	3,963,601	–	3,963,885
Adjustments related to reverse stock split	56,310	56	(56)	–	–
Exercise of Restricted Stock Units	7,830	8	(8)	–	–
Issuance of warrants	–	–	383,004	–	383,004
Share-based compensation	–	–	1,025,420	–	1,025,420
Revaluation of share-based compensation liability	–	–	5,524	–	5,524
Cancelled shares	(37)	–	–	–	–
Net loss	–	–	–	(8,807,496)	(8,807,496)
Balance, December 31, 2023	850,303	$854	$80,962,896	$(80,543,330)	$420,420

Year Ended December 31, 2022

	Common Stock (1)		Additional
	Number of Shares	Par Value	Paid-In- Capital (1)	Accumulated Deficit	Total
Balance, December 31, 2021	496,657	$496	$74,248,830	$(64,838,389)	$9,410,937

Issuance of common shares	5,607	6	222,889	–	222,896
Issuance of warrants	–	–	361,878	–	361,878
Exercise of restricted stock units and warrants	3,934	4	(4)	–	–
Reclassification of share-based compensation award to liability	–	–	(250,071)	–	(250,071)
Share-based compensation	–	–	1,001,889	–	1,001,889
Net loss	–	–	–	(6,897,446)	(6,897,446)
Balance, December 31, 2022	506,198	$506	$75,585,411	$(71,735,834)	$3,850,083

(1)	The Company’s changes in stockholders’ equity for the years ended December 31, 2023 and 2022 has been retroactively restated for the effect of the 25-for-1 reverse stock split.

See Accompanying Notes to Financial Statements.

F-23

Auddia Inc.

Statements of Cash Flows

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(8,807,496)	$(6,897,446)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Finance charge associated with debt issuance cost	882,049	137,834
Depreciation and amortization	1,840,837	991,639
Share-based compensation expense	1,025,420	1,001,889
Change in assets and liabilities:
Accounts receivable	(357)	(50)
Prepaid insurance	(28,994)	–
Prepaids and other non-current assets	19,042	1,164
Accounts payable and accrued liabilities	565,292	12,220
Net cash used in operating activities	(4,504,207)	(4,752,750)

Cash flows from investing activities:
Software capitalization	(1,029,157)	(1,927,298)
Purchase of property and equipment	(2,409)	(3,809)
Net cash used in investing activities	(1,031,566)	(1,931,107)

Cash flows from financing activities:
Proceeds from issuance of promissory notes payable, net of OID	–	2,000,000
Net settlement of share-based compensation liability	(87,628)	–
Proceeds from related party debt	750,000	–
Proceeds from issuance of common shares	4,016,523	–
Net cash provided by financing activities	4,678,895	2,000,000

Net decrease in cash	(856,878)	(4,683,857)

Cash, beginning of year	1,661,434	6,345,291

Cash and restricted cash, end of year	$804,556	$1,661,434

Supplemental disclosures of cash flow information:
Cash paid for Interest	$6,000	$7,082

Supplemental disclosures of non-cash activity:
Reclassification of deferred offering cost	$52,637	$–
Original issue discount and issuance of warrants on related party debt	$458,004	$–

See Accompanying Notes to Financial Statements.

F-24

Auddia Inc.

Notes to Financial Statements

For the Years Ended December 31, 2023 and 2022

Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Auddia Inc., (the “Company”, “Auddia”, “we”, “our”) is a technology company that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. The Company is incorporated in Delaware and headquartered in Colorado.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Reverse Stock Split

The Company filed an amendment to its Certificate of Incorporation with the Secretary of State in Delaware which became effective as of 5:00 P.M. Eastern Time on February 26, 2024. As a result, every twenty-five (25) issued shares of common stock were automatically combined into one share of common stock.

Shares of the Company’s common stock were assigned a new CUSIP number (05072K 206) and began trading on a split-adjusted basis on February 27, 2024.

The reverse stock split will not change the authorized number of shares of the Company’s common stock. No fractional shares will be issued and any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share. Therefore, stockholders with less than 25 shares will receive one share of stock.

The reverse stock split will apply to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable will be adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options will also be proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

F-25

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to valuation of capital stock, warrants and options to purchase shares of the Company’s common stock, and the estimated recoverability and amortization period for capitalized software development costs. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Risks and Uncertainties

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development. Such risks and uncertainties include, but are not limited to, its limited operating history, competition from other companies, limited access to additional funds, dependence on key personnel, and management of potential rapid growth. To address these risks, the Company must, among other things, develop its customer base; implement and successfully execute its business and marketing strategy; develop follow-on products; provide superior customer service; and attract, retain, and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these or other such risks.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2023 or 2022.

The Company maintains cash deposits at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. At December 31, 2023 and December 31, 2022, the Company had $554,556 and $1,411,434, respectively, in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from two to five years.

Software Development Costs

The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable.

The Company ceases capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by the Company’s management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies.

Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are considered impaired and expensed during the period of such determination. Software development costs of $1,029,157 and $1,927,298 were capitalized for the years ended December 31, 2023, and 2022, respectively. Amortization of capitalized software development costs were $1,815,447 and $956,144 for the years ended December 31, 2023 and 2022, respectively and are included in depreciation and amortization expense.

F-26

Deferred Offering Costs

In November 2022, the Company entered into a Common Stock Purchase Agreement. Pursuant to such, the Company has the right, but not the obligation, to require the investor to purchase up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company common stock, subject to eligibility under the Company’s Form S-3. The Company’s right to sell shares under this agreement extends to December 2023. In consideration for the commitments by the investor under the agreement, the Company issued 5,607 shares of common stock to the investor. The Company recognized $222,896 of deferred offering costs relating to the issuance of these shares.

Long-Lived Assets

The Company reviews its tangible and limited lived intangible long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. If a potential impairment is indicated, the Company compares the carrying amount of the asset to the undiscounted future cash flows associated with the asset. In the event the future cash flows are less than their carrying value, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. The Company determined long-lived assets were not impaired at December 31, 2023 and 2022.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized in the future.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a part of income tax expense.

Prior to the Company’s conversion to a Delaware corporation in February 2021, the Company was a limited liability company and had elected to be treated as a pass-through entity for income tax purposes. Accordingly, taxable income and losses of the Company were reported on the income tax returns of its members, and no provision for federal income taxes have been recorded in the accompanying financial statements. Had the Company been a taxable entity, no provision for income taxes would have been recorded as the Company has sustained losses since inception.

Revenue Recognition

Revenue will be measured according to Accounting Standards Codification (“ASC”) 606, Revenue – Revenue from Contracts with Customers, and will be recognized based on consideration specified in a contract with a customer and will exclude any sales incentives and amounts collected on behalf of third parties. We will recognize revenue when we satisfy a performance obligation by transferring control over a service or product to a customer. We will report revenues net of any tax assessed by a governmental authority that is both imposed on, and concurrent with, a specific revenue-producing transaction between a seller and a customer in our statements of operations. Collected taxes, if applicable, will be recorded within other current liabilities until remitted to the relevant taxing authority.

Subscriber revenue will consist primarily of subscription fees and other ancillary subscription-based revenues. Revenue is recognized on a straight-line basis when the performance obligations to provide each service for the period are satisfied, which is over time as our subscription services are continuously available and can be consumed by customers at any time. There is no revenue recognized for unpaid trial subscriptions.

Customers may pay for the services in advance of the performance obligation and therefore these prepayments are recorded as deferred revenue. The deferred revenue is recognized as revenue in our statement of operations as the services are provided.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the year ended December 31, 2023, and December 31, 2022 was $585,876 and $760,940, respectively.

F-27

Share-Based Compensation

The Company accounts for share-based compensation arrangements with employees, directors, and consultants and recognizes the compensation expense for share-based awards based on the estimated fair value of the awards on the date of grant.

Compensation expense for all share-based awards is based on the estimated grant-date fair value and recognized in earnings over the requisite service period (generally the vesting period). The Company records share-based compensation expense related to non-employees over the related service periods.

Net Loss per Share

Basic loss per share common share is calculated based on the weighted-average number of common shares outstanding in accordance with FASB ASC Topic 260, Earnings per Share. Diluted net loss per share is calculated based on the weighted-average number of common shares outstanding plus the effect of dilutive potential common shares. When the Company reports a net loss, the calculation of diluted net loss per share excludes potential common shares as the effect would be anti-dilutive. Potential common shares are composed of shares of common issuable upon the exercise of options and warrants.

Liquidity, Capital Resources and Going Concern

Our existing cash of $804,556 at December 31, 2023 will only be sufficient to fund our current operating plans into February 2024. The Company secured approximately $3.6 million of additional financing in February and March 2024, but will need to obtain additional financing to pay off debt and to extend current operations into the second quarter of 2024 (see Note 10). The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies.

F-28

Note 2 – Property & Equipment and Software Development Costs

Property and equipment and software development costs consisted of the following as of:

	December 31, 2023	December 31, 2022

Computers and equipment	$102,348	$99,939
Furniture	7,263	7,262
Accumulated depreciation	(91,512)	(66,121)
Total property and equipment, net	$18,099	$41,080
	–

Software development costs	$7,655,206	$6,626,049
Accumulated amortization	(4,307,271)	(2,491,824)
Total software development costs, net	$3,347,935	$4,134,225

The Company recognized depreciation expense of $25,391 and $35,495 for the years ended December 31, 2023, and 2022, respectively related to property and equipment and amortization expense of $1,815,447 and $956,144 for the years ended December 31, 2023 and 2022, respectively related to software development costs.

Note 3 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	December 31, 2023	December 31, 2022

Accounts payable and accrued liabilities	$424,510	$289,955
Credit cards payable	16,975	6,072
Accrued interest	470,179	28,111
	$911,664	$324,138

F-29

Note 4 – Notes Payable to Related Party, net of debt issuance costs

During November 2022, the Company entered into a Secured Bridge Note (the “Prior Note”) financing with an accredited investor and existing shareholder of the Company. The Prior Note had a principal amount of $2,200,000, including an original issue discount of $200,000. The Prior Note bore interest at an annual stated interest rate of 10% with an original maturity date of May of 2023. The Prior Note is secured by a lien on substantially all of the Company’s assets. At maturity, the lender had the option to convert the original issue discount and accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $30.75 per share. The conversion option was available to the lender at the earlier of (i) maturity, or (ii) payback of all the principal. The embedded conversion option was not accounted for separately, in accordance with the guidance outlined in ASC 815-40, as it was considered indexed to the Company’s shares. The Company had the option to extend the maturity date by six months to November 2023. In the event of an extension, the Company will issue additional warrants, and the interest rate on the Note will increase to 20%.

In connection with the Prior Note financing, the Company issued 12,000 common stock warrants with a five-year term at an exercise price of $52.50 per share. At the time of issuance, the common stock warrants were valued at $361,878 and recorded as a debt discount to the Prior Note. The issued common stock warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

During April 2023, the Company entered into an additional Secured Bridge Note (the “New Note”) financing with the same accredited investor and significant existing shareholder. The New Note had a principal amount of $825,000, including an original issue discount of $75,000. The New Note bore interest at an annual stated interest rate of 10% with an original maturity date of July 2023. The New Note is secured by a lien on substantially all of the Company’s assets. At maturity, the lender had the option to convert the original issue discount and accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $52.50 per share. The conversion option was available to the lender at the earlier of (i) maturity, or (ii) payback of all the principal. The embedded conversion option was not accounted for separately, in accordance with the guidance outlined in ASC 815-40, as it was considered indexed to the Company’s shares.

In connection with the New Note financing, the Company issued 26,000 common stock warrants with a five-year term at an exercise price of $52.50 per share, from which 13,000 common stock warrants were exercisable immediately and were exercisable in the event that the loan term is extended. At the time of issuance, the common stock warrants were valued at $252,940, which was recorded as an additional debt discount to the New Note. The issued common stock warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

During April 2023, the Company also modified the terms of the Prior Note and cancelled the original 12,000 common stock warrants issued with the Prior Note. The Company recognized the modification in accordance with ASC 815-40-35, which resulted in the recognition of debt discount in the amount of $35,981. In lieu of the cancelled common stock warrants, the Company issued 24,000 new common stock warrants with a five-year term at an exercise price of $52.50 per share. From the newly issued 24,000 new common stock warrants, 12,000 common stock warrants were fully vested and immediately exercisable, while the remaining 12,000 common stock warrants remained unvested. The issued common stock warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

In May of 2023, the Company renegotiated with the lender an extension of the maturity date of the Prior Note for six months to November 2023 with an increased annual interest rate of 20% and issued an additional 12,000 common stock warrants to the lender. The additional common stock warrants were valued at $94,083 and recorded as an additional debt discount. The issued common stock warrants were classified in equity as they were considered indexed to the Company’s shares in accordance with ASC 815-40. In connection with this extension, the 12,000 outstanding unvested warrants became vested and exercisable.

On July 31, 2023, the Company extended the maturity date of the New Note to November 30, 2023. In connection with such extension, 13,000 outstanding unvested common stock warrants became vested and exercisable. There was no change in the application of the accounting under ASC 815-40.

F-30

As of December 31, 2023, and December 31, 2022, the balance of the Prior Note, net of debt issuance costs, was $2,200,000 and $1,775,956, respectively. Interest expense related to the Prior Note, including interest incurred, amortization of the debt discount, and the warrant amortization for the year ended December 31, 2023, was $868,084. As of December 31, 2023, the balance of the New Note issued in April 2023, net of debt issuance costs, was $825,000. Interest expense related to the New Note, including interest incurred, amortization of the debt discount, and the warrant amortization for the year ended December 31, 2023 was $457,044.

The Company is currently in discussions with the accredited investor regarding an agreement where (i) the Company would agree to repay the $2.75 million principal of the bridge financing out of the proceeds of a next round financing, and (ii) the accrued interest and original issue discount on the bridge financing would be converted into equity securities.

Note 5 – Commitments and Contingencies

Operating Lease

In April 2021, the Company entered into a lease agreement for office space in Boulder, Colorado comprising 8,639 square feet. The lease commenced on May 15, 2021, and terminated after 12 months. The Company subsequently extended the lease through November 2022. In November 2022, the Company amended the lease, reducing the square footage rented to 2,160 with a base rent of $4,018 per month, which expired on December 14, 2023. Rent expense, as part of general and administrative expenses as included in the Condensed Statement of Operations, was $61,724 and $104,223 for the years ended December 31, 2023, and 2022, respectively.

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company. There are no active litigations as of the date the financial statements were issued. However, a pre-IPO investor has contacted the Company claiming damages caused by alleged acts and omissions arising from a private financing by the Company. No complaint has been filed by the investor. The alleged damages asserted by the investor are less than approximately $300,000. The outcome of the complaint was neither probable or estimable as of the date the financial statements were issued.

Note 6 - Share-based Compensation

Stock Options

The following table presents the activity for stock options outstanding:

	Options	Weighted Average Exercise Price
Outstanding - December 31, 2021	60,192	$74.00
Granted	27,325	36.50
Forfeited/canceled	(20,990)	65.75
Exercised	–	–
Outstanding - December 31, 2022	66,527	$61,13
Granted	26,708	11.42
Forfeited/canceled	(8,358)	37.76
Exercised	–	–
Outstanding - December 31, 2023	84,877	$47.79

F-31

The following table presents the composition of options outstanding and exercisable:

	Options Outstanding **			Options Exercisable **
Exercise Prices	Number	Price	Life*	Number	Price*
$67.50	891	$67.50	0.50	891	$67.50
$72.50	2,125	$72.50	3.86	2,125	$72.50
$106.50	6,848	$106.50	5.48	6,848	$106.50
$69.75	30,888	$69.75	6.98	22,125	$69.75
$44.75	7,850	$44.75	7.71	4,025	$44.75
$30.25	15,575	$30.25	8.70	11,682	$30.25
$9.90	2,000	$9.90	9.44	–	$9.90
$6.25	18,700	$6.25	9.96	–	$6.25
Total - December 31, 2023	84,877			47,696

________________________

*	Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.
**	The Company’s options summarized above have been retroactively restated for the effect of the 25-for-1 reverse stock split.

During the year ended December 31, 2023, the Company granted 26,708 stock options to certain executives and key employees. Under the terms of the option agreements, the options are subject to certain vesting requirements.

The assumptions used in the Black-Scholes valuation method for these options which were issued in 2023 is as follows:

Risk free interest rate	3.76% - 4.24%
Expected term (years)	6.22 - 6.38
Expected volatility	77% - 8.8%
Expected dividends	0%

These assumptions listed above for 2023 were derived using i) the risk free interest rate published by the federal reserve on the date of grant, ii) the expected term used is the average of the contractual term plus the weighted average vesting term, iii) the volatility was derived using rates from third-party valuation reports of other financial instruments for the applicable quarter and iv) the expected dividends rate used is taken from the applicable option award agreement.

Restricted Stock Units

The following table presents the activity for restricted stock units outstanding:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding - December 31, 2021	16,980	$–
Granted	11,319	–
Forfeited/canceled	(1,815)	–
Exercised	(3,930)	44.75
Outstanding - December 31, 2022	22,554	$53.61
Granted	1,500	31.00
Forfeited/canceled	(4,734)	45.66
Exercised	(7,830)	45.66
Outstanding - December 31, 2023	11,490	$59.36

During the year ended December 31, 2023, the Company granted 1,500 restricted stock units. Under terms of the restricted stock agreements, the restricted stock units are subject to certain vesting requirements.

The Company recognized share-based compensation expense related to stock options and restricted stock units of $1,025,420 and $1,001,889 for the years ended December 31, 2023 and 2022, respectively. The remaining unvested share-based compensation expense of $717,274 is expected to be recognized over the next 48 months.

F-32

Note 7 – Equity Financings

Equity Line Sales of Common Stock

On November 14, 2022, the Company entered into a Common Stock Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”) for an equity line facility.

In April 2023 and June 2023, the Company closed on three sales of Common Stock under the White Lion Purchase Agreement. As a result, the Company issued an aggregate of 94,461 common shares and received aggregate proceeds of approximately $1.3 million.

Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes.

The aggregate number of shares of common stock that the Company can sell to White Lion under the White Lion Purchase Agreement (including the Commitment Shares) may in no case exceed 100,068 shares of the common stock (which is equal to approximately 19.99% of the shares of the common stock outstanding immediately prior to the execution of the White Lion Purchase Agreement) (the “Exchange Cap”), unless shareholder approval is obtained to issue purchase shares above the Exchange Cap, in which case the Exchange Cap will no longer apply.

The Company recognized all offering costs related to the equity line of credit as deferred offering costs in accordance with the guidance in ASC 835-30-S45.

Sale of Common Shares (S-3 offering)

In June 2023, the Company sold 189,400 shares of common stock in a registered public offering with net proceeds of $2.7 million.

Replacement Equity Line with White Lion

On November 6, 2023, the Company entered into a new Common Stock Purchase Agreement and a related registration rights agreement with White Lion. Pursuant to the new Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time until December 31, 2024, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. In connection with the new Common Stock Purchase Agreement, the parties agreed to terminate the previous Common Stock Purchase Agreement with White Lion. See Note 10 for subsequent activity related to the equity line with White Lion.

F-33

Warrants

The following table presents the activity for warrants outstanding:

	Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2021	166,890	$120
Granted	12,000	$52.50
Forfeited/cancelled/restored	–	$–
Exercised	(6)	$21.75
Outstanding - December 31, 2022	178,884	$115.50
Granted	38,000	$15.25
Forfeited/cancelled/restored	–	$–
Exercised	–	$–
Outstanding - December 31, 2023	216,884	$96.00

During the year ended December 31, 2022, in connection with the issuance of the Prior Note, the Company issued 12,000 warrants to purchase shares of common stock at the exercise price of $52.50 per share.

During the year ended December 31, 2022, 6 warrants were exercised using the cashless option into 4 shares of common stock.

During the year ended December 31, 2023, in connection with the New Note financing, the Company issued 26,000 warrants to purchase shares of common stock at the exercise price of $15.25 per share.

During the year ended December 31, 2023, in connection with the modification of the Prior Note, the Company cancelled the original 12,000 common stock warrants and issued 24,000 new common stock warrants at an exercise price of $15.25 per share.

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Note 8 – Income Taxes

For the year ended December 31, 2023 and 2022, the Company recorded no income tax benefit for the net operating losses incurred during the year, due to the uncertainty of realizing a benefit from those items.

The following is a reconciliation of the statutory federal income tax rate to the effective tax rate reported in the financial statements:

	2023	2022
U.S. federal statutory rate	21.0%	21.0%
Effects of:
State and local taxes, net of federal benefit	4.5%	4.5%
Prior year true-ups	(1.0)%	(0.6)%
Other	(0.1)%	(0.5)%
Change in valuation allowance	(24.4)%	(24.4)%
Effective rate	– %	– %

Significant components of the Company’s deferred tax assets as of December 31, 2023 and 2022 are summarized below.

	2023	2022
Deferred tax assets:
Federal net operation losses	$4,135,331	$2,324,319
State net operation losses	713,407	397,846
Stock based compensation	731,311	618,691
Other assets	12,773	12,772
Total deferred tax assets	5,592,822	3,353,628

Deferred income tax liabilities:
Capitalized software	(742,450)	(556,492)
Property & equipment	(4,451)	(10,103)
Total deferred tax liabilities	(746,901)	(566,595)

Net deferred tax assets	4,845,921	2,787,033

Valuation allowance	(4,845,921)	(2,787,033)

Net deferred tax asset, net of valuation allowance	$–	$–

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For the year ended December 31, 2023, the Company has federal and state net operating loss carryforwards of $19,692,052 and $19,692,052, respectively.

The federal net operating loss carryforwards do not have an expiration, however, are limited to 80% of the excess of taxable income over the total net operating loss deduction. The state net operating loss carryforwards will conform to the federal provisions.

After weighing all available positive and negative evidence for the periods ended December 31, 2023 and 2022, the Company has recorded a valuation allowance of $4,845,921 and $2,787,033, respectively.

The Company continuously monitors its current and prior filing positions in order to determine if any unrecognized tax positions should be recorded. The analysis involves considerable judgement and is based on the best information available. For the periods ended December 31, 2023 and 2022, the Company is not aware of any positions which require an uncertain tax position liability.

The Company is subject to taxation in the United States and Colorado. The statute of limitations on the initial tax return filed for 2021 tax year will expire in 2025 for federal and in 2026 for state jurisdictions.

Note 9 – Net Loss Per Share

Basic net loss per share is computed by dividing net loss, which is allocated based upon the proportionate amount of weighted average shares outstanding, to each class of stockholder’s stock outstanding during the period. For the calculation of diluted net loss per share, net loss per share attributable to common stockholders for basic net loss per share is adjusted by the effect of dilutive securities, including awards under our equity compensation plans.

Reverse Stock Split

On February 26, 2024, the Company effected a 1-for-25 reverse stock split of its common stock. The reverse stock split applied to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans. All weighted average share amounts have been retroactively adjusted for the reverse stock split.

As of December 31, 2023, and 2022, 265,079 and 252,750, respectively of potentially dilutive weighted average shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Note 10 – Subsequent Events

Management evaluated subsequent events and transactions that occurred after the balance sheet date, up to the date that the financial statements were issued. Based upon this review, other than as set forth below, management did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

RFM Acquisition

On January 26, 2024, we entered into a Purchase Agreement (the “RFM Purchase Agreement”), pursuant to which we agreed to acquire RadioFM (the “RFM Acquisition”), which is currently a component of both AppSmartz and RadioFM (partnerships under common control). The aggregate consideration for the RFM Acquisition is $13,000,000 (plus $2,000,000 in contingent consideration if certain post-close milestones are reached), in addition to the assumption of certain liabilities, as may be adjusted pursuant to the terms of the RFM Purchase Agreement.

In March 2024, the parties mutually agreed to terminate the RFM Purchase Agreement.

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Reverse Share Split

The Company filed an amendment to its Certificate of Incorporation with the Secretary of State in Delaware which became effective as of 5:00 P.M. Eastern Time on February 26, 2024. As a result, every twenty-five (25) issued shares of common stock were automatically combined into one share of common stock.

Shares of the Company’s common stock were assigned a new CUSIP number (05072K 206) and began trading on a split-adjusted basis on February 27, 2024.

The reverse stock split did not change the authorized number of shares of the Company’s common stock. No fractional shares were issued and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. Therefore, stockholders with less than 25 shares received one share of stock.

The reverse stock split applied to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

Equity Line

From February 15, 2024 through March 19, 2024, the Company has sold 1,340,000 shares to White Lion for total proceeds of $3,606,508. The Company currently has an effective registration statement that registers for resale by White Lion up to 765,263 shares of common stock that may be issued to White Lion under the Equity Line Purchase Agreement. After White Lion has acquired shares under the Equity Line Purchase Agreement, it may sell all, some or none of those shares. Sales to White Lion by us pursuant to the Equity Line Purchase Agreement may result in substantial dilution to the interests of other holders of the Company’s common stock.

Nasdaq Compliance

On March 20, 2024, the Company received a letter from Nasdaq stating it had regained compliance with the minimum bid requirement. The Panel reminded the Company that although it regained compliance with the minimum bid requirement, it is also required to regain compliance with the equity requirement. Therefore, this matter will remain open until the Company demonstrates compliance with all requirements.

Operating Lease

On March 25, 2024, the Company entered into a new 37-month operating lease commencing on April 1, 2024 with two separate two year renewal options. The monthly base rent for months two through 14 is $2,456, increasing to $3,070 for months 15 through 26, and ending at $3,684 for months 27 through 37.

F-37

PART III – EXHIBITS

Exhibit Number		Description of Document	Incorporated by reference from Form	Filing Date	Exhibit Number	Filed Herewith
2.1		Certificate of Incorporation of the Company	8-K	02-22-2021	3.1
2.2		Certificate of Designation of Series A Preferred Stock filed November 13, 2023	8-K	11-16-2023	3.1
2.3		Certificate of Amendment to the Certificate of Incorporation of the Company dated February 23, 2024	8-K	02-27-2024	3.1
2.4		Series B Convertible Preferred Stock Certificate of Designations dated April 23, 2024	8-K	04-29-2024	3.1
2.5		Bylaws of the Company	8-K	02-22-2021	3.2
2.6		Form of Warrant after Conversion from an LLC to a Corporation	S-1/A	01-28-2020	3.5
2.7		Form of IPO Series A Warrant	S-1/A	02-05-2021	3.6
3.1		Form of Common Stock Certificate	S-1/A	10-08-2020	4.1
3.2		Form of IPO Underwriter Common Stock Purchase Warrant	8-K	02-22-2021	4.1
3.3		Description of Securities	10-K	03-31-2021	4.3
4.1		Form of Subscription Agreement	1-A	07-26-2024	4.1
6.1	#	Employment Agreement of Michael T. Lawless	S-1	01-10-2020	10.1
6.2	#	Employment Agreement of Peter Shoebridge	S-1	01-10-2020	10.2
6.3	#	Form of Auddia Inc. 2020 Equity Incentive Plan	S-1/A	10-22-2020	10.3
6.4		Collateral and Security Agreement with Related Party (Minicozzi)	S-1/A	01-28-2020	10.4
6.5		Form of Amendment to Collateral and Security Agreement with Related Party	S-1/A	10-08-2020	10.5
6.6		Form of Convertible Promissory Note	S-1/A	01-28-2020	10.6
6.7		Business Loan Agreement and Guaranty of Related Party with Bank of the West	S-1/A	01-28-2020	10.7
6.8	**	Agreement with Major United States Broadcast Company				X
6.9		Form of Bridge Note	S-1/A	10-22-2020	10.9
6.10		Form of Warrant Agent Agreement	S-1/A	03-28-2023	10.10
6.11		Amendment to Bridge Note	S-1/A	10-22-2020	10.14
6.12		Amended Business Loan Agreement with Bank of the West	10-K	03-31-2021	10.15
6.13	#	First Amendment to 2020 Equity Incentive Plan	S-8	08-10-2021	99.2
6.14	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.3
6.15	#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.4
6.16	#	Form of Inducement Stock Option Grant Notice and Inducement Stock Option Agreement	S-8	08-10-2021	99.5
6.17	#	Clip Interactive, LLC 2013 Equity Incentive Plan	S-8	08-10-2021	99.6
6.18	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Equity Incentive Plan	S-8	08-10-2021	99.7
6.19	#	Executive Officer Employment Agreement for Michael Lawless dated October 13, 2021	8-K	10-15-2021	10.1
6.20	#	Executive Officer Employment Agreement for Peter Shoebridge dated October 13, 2021	8-K	10-15-2021	10.2
6.21	#	Executive Officer Employment Agreement for Brian Hoff dated October 13, 2021	8-K	10-15-2021	10.3
6.22	#	Executive Officer Employment Agreement for Timothy Ackerman effective as of February 6, 2023	8-K	02-16-2023	10.1

III-1

Exhibit Number	Description of Document	Incorporated by reference from Form	Filing Date	Exhibit Number	Filed Herewith
6.23	Secured Promissory Bridge Note dated November 14, 2022	8-K	11-14-2022	10.1
6.24	Common Stock Warrant dated November 14, 2022	8-K	11-14-2022	10.2
6.25	Security Agreement dated November 14, 2022	8-K	11-14-2022	10.3
6.26	Common Stock Purchase Agreement, dated November 14, 2022, by and between Auddia Inc. and White Lion Capital LLC	8-K	11-14-2022	10.4
6.27	Common Stock Warrant for 600,000 shares dated April 17, 2023	8-K	04-21-2023	10.2
6.28	Common Stock Warrant for 650,000 shares dated April 17, 2023	8-K	04-21-2023	10.3
6.29	Form of 2023 Placement Agency Agreement	8-K	06-14-23	1.1
6.30	Form of Securities Purchase Agreement dated June 13, 2023 between Auddia Inc. and the Investors named therein	8-K	06-14-23	10.1
6.31	Common Stock Purchase Agreement, dated as of November 6, 2023, by and between White Lion Capital, LLC and Auddia Inc.	8-K	11-06-23	10.1
6.32	Registration Rights Agreement, dated as of November 6, 2023, by and between White Lion Capital, LLC and Auddia Inc.	8-K	11-06-23	10.2
6.33	Employment Agreement, effective as of November 27, 2023, between Auddia Inc. and John E. Mahoney	8-K	12-18-2023	10.1
6.34	Series A Preferred Securities Purchase Agreement dated November 11, 2023 between Auddia Inc. and Jeffrey Thramann	8-K	11-16-2023	10.1
6.35	Amendment and Waiver dated April 9, 2024 Relating to Senior Secured Bridge Notes	8-K	04-15-2024	10.1
6.36	Form of Securities Purchase Agreement	10-Q	05-14-2024	10.41
6.37	Form of Common Stock Warrant	8-K	04-29-2024	10.2
6.38	Form of Registration Rights Agreement	8-K	04-29-2024	10.3
10.1	Power of Attorney	1-A	07-26-2024
11.1	Consent of Daszkal Bolton LLP, Independent Registered Public Accounting Firm				X
11.2	Consent of Haynie & Company, Independent Registered Public Accounting Firm				X
11.3	Consent of Carroll Legal LLC (included in Exhibit 12.1)				X
12.1	Opinion of Carroll Legal LLC				X

____________________________

+	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.
**	Certain information contained in this Exhibit has been redacted and appears as “XXXXX” as the disclosure of same would be a disadvantage to the Registrant in the marketplace.
#	Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, in the State of Colorado, on this 23rd day of August, 2024.

AUDDIA INC.

By:	/s/ Michael Lawless
Michael Lawless
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Lawless	President, Chief Executive Officer and Director	August 23, 2024
Michael Lawless	(Principal Executive Officer)

/s/ John E. Mahoney	Chief Financial Officer	August 23, 2024
John E. Mahoney	(Principal Financial and Accounting Officer)

*	Executive Chairman and Director	August 23, 2024
Jeffrey Thramann

*	Director	August 23, 2024
Stephen Deitsch

*	Director	August 23, 2024
Timothy Hanlon

*	Director	August 23, 2024
Thomas Birch

* /s/ Michael Lawless

Michael Lawless

Attorney-in-Fact

III-3